EXECUTION VERSION

EXHIBIT 10.1

ELK HILLS POWER, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
Dated as of February 7, 2018

THE UNITS ISSUED UNDER THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING (WITHOUT LIMITATION) THE PROVISIONS OF ARTICLE IX.

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SCHEDULES
Schedule of Members
Schedule of Information

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ELK HILLS POWER, LLC
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Elk Hills Power, LLC, a Delaware limited liability company (the “Company”) is made and entered into as of February 7, 2018 (the “Execution Date”), by and between California Resources Elk Hills, LLC, a Delaware limited liability company (“CREH”) and ECR Corporate Holdings L.P., a Delaware limited partnership (“Sponsor”). The Company, CREH and Sponsor are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.
WHEREAS, the Company was formed as a limited liability company in accordance with the Delaware Act on February 5, 1999;
WHEREAS, the Company and CREH are parties to that certain Amended and Restated Limited Liability Agreement of the Company, dated as of September 10, 2014 (the “Original LLC Agreement”);
WHEREAS, the Company, CREH, Sponsor and, solely for the purposes of Section 7.14 thereof, CRC, are all parties to that certain Contribution and Unit Purchase Agreement, dated as of February 7, 2018 (the “Contribution and Unit Purchase Agreement”);
WHEREAS, pursuant to the Contribution and Unit Purchase Agreement, at the Closing, (a) CREH agreed to contribute the Contributed Assets as a Capital Contribution to the Company (the “CREH Contribution”) in exchange for certain Class A Common Units and certain Class C Common Units and (b) Sponsor agreed to make a Capital Contribution in cash to the Company (the “Sponsor Contribution”) in exchange for certain Class A Common Units, the Class B Preferred Units and certain Class C Common Units, in each case in accordance with the terms of the Contribution and Unit Purchase Agreement and this Agreement;
WHEREAS, the Transaction Documents, including this Agreement, and the other agreements and documents expressly referred to herein or therein shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby; and
WHEREAS, as a condition to, and in connection with, CREH making the CREH Contribution and Sponsor making the Sponsor Contribution, the Company and the Parties desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original LLC Agreement in its entirety.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
Capitalized terms used but not otherwise defined herein shall have the following meanings:
“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 3.8.
“Adjusted Capital Account Deficit” with respect to any Capital Account as of the end of any Taxable Year means the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).
“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) neither Sponsor nor its Affiliates shall be deemed to be an “Affiliate” of CREH or any of its Affiliates by virtue of their ownership of Units, (b) Sponsor shall not be deemed to be an “Affiliate” of the Company and (c) CREH and its Affiliates shall each be deemed an “Affiliate” of the Company.
“Affiliate Contract” means any contract, agreement or arrangement between the Company (or any of its Subsidiaries), on the one hand, and any Affiliate of the Company, any Member or Affiliate of any Member or any of the Company’s officers or Managers (each an “Affiliated Counterparty”), on the other hand.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Annual Budget” with respect to a given Fiscal Year means the annual budget prepared for the Company and its Subsidiaries by the Operator and approved by the Board and, if required by Section 5.9(a), the Class B Representative, containing an operating budget, which will include general and administrative expenses and operating expenses, and a capital expenditure budget (but excluding the incurrence of any Indebtedness or the incurrence of any liens on the Company’s assets).
“Annual Statements” has the meaning set forth in Section 7.2(a).
“Ares” means Ares Management LLC and/or its respective Affiliates.
“Available Cash” as of any time of determination means an amount equal to the difference between the following items, as determined by the Operator in good faith:
(a)    all cash and cash equivalents of the Company and any of its Subsidiaries as of such time, less

(b)    the sum of an amount equal to one month of projected (i) (A) operating costs and expenses of the Company (including payments owed under the MSA) and any capital expenditures set forth in the then-effective Annual Budget multiplied by (B) 65%, it being understood that the sum of such operating costs and expenses and working capital expenditures in the aggregate is intended to result in a minimum cash balance of $8,000,000, (ii) debt service costs and any repayments of the principal amounts of any Indebtedness of the Company (including all fees, penalties or make-wholes in respect thereof), (iii) losses from hedging or other derivative arrangements of the Company, (iv) any known costs and expenses for legal or environmental matters and (v) any other amounts not included in clauses (i)-(iv) established by the Board as a reserve to cover known future payments in respect of the Company’s businesses.
“Available Securities” has the meaning set forth in Section 3.3(c).
“Bankruptcy Event” with respect to the Company or any of its Subsidiaries means (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against the Company under any other applicable law and (i) consent to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of the Company or any of its Subsidiaries and such appointment is not vacated within 60 days, or (v) an order for relief shall have been issued or entered therein; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over the Company or all or a part of its property; (f) the granting of any other similar relief under any applicable Bankruptcy Law, filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; (g) the Company taking any form of corporate action to be liquidated or dissolved; or (h) admitting in writing its inability to pay its debts as they become due.
“Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.
“Board” has the meaning set forth in Section 5.1.
“Board Observer” has the meaning set forth in Section 5.7.

“Book Value” with respect to any asset of the Company means the asset’s adjusted basis for federal income tax purposes, except that the Book Value of all assets of the Company may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to: (a) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis amount of cash or contributed property; (b) the date of the distribution of more than a de minimis amount of cash or property of the Company to a Member; (c) the date an Unit is relinquished to the Company or (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704‑1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code). Adjustments pursuant to clauses (a), (b) and (c) above shall be made, however, only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Book Value of any asset contributed (or deemed contributed for tax purposes) by a Member to the Company will be the Fair Market Value of the asset at the date of its contribution thereto. If the Book Value of an asset has been determined or adjusted pursuant to the above, such Book Value will thereafter be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the definitions of “Profits” and “Losses” rather than the amount of depreciation, depletion and amortization for U.S. federal income tax purposes.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Los Angeles, California, Houston, Texas or New York, New York.
“Buyer” has the meaning set forth in Section 3.3(a).
“Capital Account” means the capital account maintained for a Member pursuant to Section 3.4.
“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the applicable date of determination), or the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.1.
“Certificate of Formation” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware, as the same may be amended.
“CGP-1” means that certain cryogenic gas plant, located at the Elk Hills oil field in Tupman, California.
“Change in Law QF Event” means a QF Event resulting solely from an adverse change in applicable law or regulation occurring following the Execution Date.
“Class A Common Member” means any Member holding Class A Common Units.
“Class A Common Unit” means a Unit in the Company designated as a “Class A Common Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class A Common Unit in this Agreement.

“Class B Manager” has the meaning set forth in Section 5.2(a).
“Class B Preferred Member” means Sponsor initially (and for so long as Sponsor holds Class B Preferred Units), and any other Person hereafter admitted as a Member holding Class B Preferred Units.
“Class B Preferred Member Approval Rights” has the meaning set forth in Section 5.9.
“Class B Preferred Unit” means a Unit in the Company designated as a “Class B Preferred Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class B Preferred Unit in this Agreement.
“Class B Representative” means an individual selected by a majority of the Class B Preferred Units (voting as a class), which shall initially be Ronald D. Scott, and which, so long as Sponsor holds any Class B Preferred Unit, shall be an individual selected by Sponsor or an Affiliate of Sponsor.
“Class C Common Unit” means a Unit in the Company designated as a “Class C Common Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class C Common Unit in this Agreement.
“Class C Common Unit Proposed Third-Party Sale” has the meaning set forth in Section 9.9.
“Class C Common Unit Redemption Offer” has the meaning set forth in Section 9.9.
“Class C Common Unit Redemption Offer Amount” has the meaning set forth in Section 9.9.
“Class C Common Unit Transferor” has the meaning set forth in Section 9.9.
“Class D Common Units” means a Unit in the Company designated as a “Class D Common Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class D Common Unit in this Agreement.
“Closing” has the meaning given to such term in the Contribution and Unit Purchase Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Commercial Agreement” means the Commercial Agreement, dated as of the date hereof, by and between the Company and CREH.
“Common Member” means any Member holding Common Units.
“Common Units” means the Class A Common Units, Class C Common Units and Class D Common Units.

“Company” has the meaning set forth in the preamble to this Agreement.
“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).
“Confidential Information” has the meaning set forth in Section 13.2.
“Contributed Assets” has the meaning given to such term in the Contribution and Unit Purchase Agreement.
“Contribution and Unit Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.
“CRC” means California Resources Corporation, a Delaware corporation.
“CRC Change of Control” means any event which constitutes a “Change of Control” under either of the CRC Indentures.
“CRC Change of Control Option” has the meaning given to such term in Section 11.3(a).
“CRC Change of Control Option Redemption Amount” has the meaning given to such term in Section 11.3(a).
“CRC Indentures” means either (a) that certain Indenture, dated as of October 1, 2014, by and between CRC, Wells Fargo Bank, National Association, as Trustee, and the Guarantors party thereto, as amended or supplemented on or prior to the date hereof, but without giving effect to any amendment or supplement entered into after the date hereof and regardless of whether the Indenture remains in effect, or (b) that certain Indenture, dated as of October 1, 2014, by and between CRC, The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Guarantors party thereto, as amended or supplemented on or prior to the date hereof, but without giving effect to any amendment or supplement entered into after the date hereof and regardless of whether the Indenture remains in effect.
“CREH” has the meaning set forth in the preamble to this Agreement.
“CREH Change of Control” means either (a) the sale, exchange, lease or other disposition or transfer, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of at least 40% of the assets of CREH and its Subsidiaries (excluding for such purposes equity interests in the Company and the Company’s assets), taken as a whole, to any Person other than CRC or any of its Affiliates or (b) any merger, consolidation, reorganization or other transaction involving CREH after giving effect to which (i) the holders of a majority of the outstanding equity interests (on a fully diluted basis) of CREH immediately prior to such transaction will not own at least 50% of the outstanding equity interests of CREH or surviving entity immediately following such transaction or (ii) the holders of the equity interests of CREH immediately prior to such transaction will no longer have the right to designate a majority of the board of directors or similar governing body of CREH or surviving entity.
“CREH Change of Control Option” has the meaning given to such term in Section 11.3(b).
“CREH Change of Control Option Redemption Amount” has the meaning given to such term in Section 11.3(b).
“CREH Contribution” has the meaning set forth in the recitals to this Agreement.
“CREH Manager” has the meaning set forth in Section 5.2(a).
“Debt Securities” means any bonds, debentures, notes, or other similar evidences of indebtedness of the Company or its Subsidiaries commonly known as “securities,” secured or unsecured, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing. Notwithstanding the foregoing, any such securities that also constitute Equity Securities shall not be considered Debt Securities.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to the Delaware Act.
“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise.
“Elk Hills Power Plant” means that certain 550-megawatt natural gas, combined-cycle power plant located at the Elk Hills oil field in Tupman, California.
“Emergency” means, as determined in the reasonable good faith discretion of the Operator, any event that causes or is reasonably likely to risk causing (a) substantial damage to any of the Company’s assets or the property of any other Person, (b) death of or injury to any natural person or (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment.
“Equity Securities” means: (a) Units or other equity interests in the Company or its Subsidiaries; (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries; and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or its Subsidiaries.
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Existing Company Assets” has the meaning given to such term in the Contribution and Unit Purchase Agreement.

“Exit Transaction” has the meaning set forth in Section 11.2(a).
“Exit Transaction Trigger” has the meaning set forth in Section 11.2(a).
“Fair Market Value” with respect to any asset or equity interest means its fair market value determined in accordance with Article XII.
“FERC” means the Federal Energy Regulatory Commission, including the staff thereof.
“Fiscal Month” means each calendar month ending January 31, February 28, March 31, April 30, May 31, June 30, July 31, August 31, September 30, October 31, November 30 and December 31, or such other monthly accounting period as may be established by the Board.
“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board.
“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board.
“Five Year Redemption” has the meaning set forth in Section 11.1(b).
“Five Year Redemption Period” means the fifth anniversary of the Closing.
“FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder.
“Fully Exercising Preemptive Rights Holder” has the meaning set forth in Section 3.3(c).
“Fundamental Change” means: (a) a Transfer of more than 50% of the total outstanding Common Units of the Company in a single transaction or series of related transactions; (b) any consolidation or merger of the Company with or into any other corporation or other entity, or any other reorganization (including, without limitation, any conversion, transfer, or domestication of the Company) in a single transaction or series of related transactions, in which the Members of the Company immediately prior to such consolidation, merger or reorganization own equity of the entity surviving such merger, consolidation or reorganization representing less than 50% of the outstanding common equity securities of such entity immediately after such consolidation, merger or reorganization; (c) a sale, lease or other disposition in a single transaction or series of related transactions of more than 50% of the assets (which, for the avoidance of doubt, shall include Equity Securities of the Company’s Subsidiaries) of the Company and its Subsidiaries on a consolidated basis (measured either by book value in accordance with GAAP or by Fair Market Value), other than to a wholly owned Subsidiary of the Company; (d) a recapitalization, reclassification or change of the Class A Common Units or Class C Common Units as a result of which the Class A Common Units or Class C Common Units, as applicable, would be converted into, would be exchanged for, or would represent solely the right to receive, capital stock, other securities, other property or assets of another Person (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of the Class A Common Units or Class C Common Units); (e) a share exchange, consolidation or merger of the

Company pursuant to which the Class A Common Units or Class C Common Units will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets of another Person; (f) a transfer by CREH of any of its Class A Common Units or Class C Common Units to any Person other than a Permitted Transferee; (g) a dissolution or liquidation of the Company pursuant to Article X or (h) an IPO.
“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.
“Gas Supply Agreement” means that certain Gas Sales Agreement dated July 30, 2014, by and between the Company and CRC Marketing, Inc., as amended.
“Governing Documents” means this Agreement and the Certificate of Formation.
“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
“Indebtedness” with respect to the Company or any of its Subsidiaries means: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations); (b) obligations evidenced by any note, bond, debenture or similar instrument; (c) obligations for the deferred purchase price for a company, business, oil and gas lease, or other property or services (excluding ordinary course trade payables and accrued expenses); (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations by which the Company or any of its Subsidiaries assures a creditor against loss (including, without limitation, contingent reimbursement liabilities with respect to letters of credit); (f) capital lease obligations; (g) obligations, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities; (h) except with respect to the Company’s obligations contained in this Agreement, obligations of the Company or any of its Subsidiaries, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Securities; (i) indebtedness secured by any lien on property owned by the Company or any of its Subsidiaries, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) any guarantee of indebtedness in any manner by the Company or any of its Subsidiaries (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse).
“Indemnified Party” has the meaning given to such term in the Contribution and Unit Purchase Agreement.
“Indemnitee” means (a) any Member or (b) any Person who is or was a Manager, officer, fiduciary, trustee, or managing member of the Company or a Member.

“Independent Manager” means a natural person (a) retained through a nationally recognized independent director service reasonably satisfactory to the Class B Representative, (b) with prior experience serving as an independent manager, independent director, independent member, or equivalent for a bankruptcy remote entity in the oil and gas industry, (c) who is duly appointed or elected as an Independent Manager or equivalent, and (d) who is not, shall not have been at any time during the preceding five years, and during the continuation of his or her service as an Independent Manager shall not become: (i) a member, partner, shareholder, manager, officer (other than an Independent Manager), employee or attorney of the Company or an Affiliate thereof, or their respective equityholders; (ii) a customer, creditor, supplier or service provider (including provider of professional services) to, or other Person who purchases or derives its revenues from, the Company or any Affiliate thereof (other than a company that provides professional Independent Managers or managers and other similar services to the Company or an Affiliate thereof in the ordinary course of its business); (iii) a Person that controls (whether directly, indirectly or otherwise) or is under common control with any Person described in clause (i) or (ii) above; or (iv) a member of the immediate family or other close relative of any Person described in clause (i), (ii) or (iii) above.
“IPO” means any firm commitment underwritten offering of Equity Securities on a Recognized Stock Exchange of any IPO Issuer to the public pursuant to an effective registration statement under the Securities Act.
“IPO Issuer” means the Company or any of its Affiliates, or any parent or direct or indirect Subsidiary of the Company or any of its Affiliates (or a successor, including by merger, conversion or other reorganization, to any of the foregoing) which will the issuer in an IPO.
“Key Company Employee” at any given time means an employee of the Company that holds the title of (a) Gas and Power Operations Manager (or such other similar title), (b) Power Operations Supervisor (or such other similar title) or (c) Gas Operations Supervisor (or such other similar title).
“Liquidation Preference” means, with respect to each Class B Preferred Unit at any time of determination, an amount equal to (a) $1,000 plus (b) all Unpaid Amounts with respect to such Class B Preferred Unit as of such time.
“Liquidity Trigger Event” means the occurrence of any of the events described in clause (h) or (i) of the definition of “Trigger Event”.
“LTS Gas Plants” means those certain low temperature separation gas plants, known as LTS-1 and LTS-2, owned by CREH located at the Elk Hills oil field in Tupman, California.
“Make-Whole Amount” at any given time with respect to a Class B Preferred Unit means: (a) in the event of (i) Five Year Redemption or (ii) the occurrence of an Exit Transaction, a Fundamental Change or a CREH Change of Control at any time prior to expiration of the Five Year Redemption Period, (1) the aggregate amount of Preferred Distributions that the Company would be required to pay with respect to such Class B Preferred Unit pursuant to Section 4.2 for the period starting on Execution Date and ending on expiration of the Five Year Redemption Period but for the redemption of such Class B Preferred Unit pursuant to Five Year Redemption or the occurrence of such Exit Transaction, Fundamental Change or CREH Change of Control prior to expiration of the Five Year Redemption Period, as applicable, minus (2) the aggregate amount of Preferred Distributions that the Company has paid in cash with respect to such Class B Preferred Unit pursuant to Section 4.2 as of such time; and (b) in the event of (i) Seven and One-Half Year Redemption or (ii) the occurrence of an Exit Transaction, a Fundamental Change or a CREH Change of Control at any time after expiration of the Five Year Redemption Period but prior to expiration of the Seven and One-Half Year Redemption Period, (1) the aggregate amount of Preferred Distributions that the Company would be required to pay with respect to such Class B Preferred Unit pursuant to Section 4.2 for the period starting on the expiration of the Five Year Redemption Period and ending on expiration of the Seven and One-Half Year Redemption Period minus (2) the aggregate amount of Preferred Distributions that the Company has paid in cash with respect to such Class B Preferred Unit pursuant to Section 4.2 from the expiration of the Five Year Redemption Period through such time; provided in all cases the “Make-Whole Amount” shall not be less than $0.
“Manager” has the meaning set forth in Section 5.1.
“Material Deadlock” means that, after commercially reasonable efforts and at least two (2) duly held meetings, the Board is unable in good faith to approve or disapprove any proposed action requiring approval of the Board under this Agreement and that, as a result of the deadlock with respect to such proposed action, has had or could reasonably be expected to have a material adverse effect on (a) the financial performance of the Company, (b) the operations of the Company or (c) the quality of services rendered by the Company.
“Member” means each of the Persons listed on the Schedule of Members attached hereto, and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is the owner of one or more Units, each in such Person’s capacity as a member of the Company.
“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to Member Nonrecourse Debt.
“Monthly Gas Processing Capacity and Steam Payment” has the meaning given to such term in the Commercial Agreement.
“Monthly Power Capacity Payment” means any of the Monthly Fuel Capacity Payment, Monthly Generation Capacity Payment and Monthly GHG Regulatory Capacity Payment (as such terms are defined in the Commercial Agreement).

“MSA” means (a) that certain Master Services Agreement, dated as of the date hereof, by and between the Company and CREH, as may be amended or restated in accordance with its terms or (b) any similar agreement or arrangement entered into in replacement thereof as approved by the Board and the Class B Representative after the Execution Date.
“MSA Reimbursement Amount” has the meaning given to such term in the MSA.
“Non-Fully Exercising Preemptive Rights Holder” has the meaning set forth in Section 3.3(c).
“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations Section 1.704-2(b)(3).
“Notice Period” has the meaning set forth in Section 9.8(d).
“Offered Interests” has the meaning set forth in Section 9.8(a).
“Officers” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.13, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.
“Operator” means CREH under the MSA initially, and any other Person hereafter appointed as the “Operator” by approval of the Board and the Class B Representative.
“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Participating Members” has the meaning set forth in Section 11.2(h).
“Partnership Representative” means the “partnership representative” as defined in Section 6223 of the Code.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Passive Investor” means an entity that (a) directly or indirectly holds membership or equity or equivalent Equity Securities in the Company that are not deemed to be voting securities under Section 203 and Section 205 of the FPA and (b) is not deemed by FERC to be a direct or indirect “holding company” nor an “affiliate” of the Company (as those terms are defined under the FPA, including but not limited to 18 C.F.R. § 35.36, and the orders of the FERC issued in AES Creative Resources, L.P., et al., 129 FERC ¶ 61,239 (2009)).
“Permitted Transfer” means any Transfer to a Permitted Transferee.
“Permitted Transferee” with respect to any Member means: (a) any of such Member’s

Affiliates; (b) any transferee in connection with an Exit Transaction; or (c) any Pledge in favor of a lender or lenders of a Member but not including any Transfer pursuant to the exercise of remedies under such a Pledge.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.
“Pledge” means a pledge by a Member of all or any of its Units to one or more banks or financial or lending institutions, or agents acting on their behalf, which are not Affiliates of such Member, as collateral or security for a bona fide loan or other extension of credit.
“Preemptive Rights Holder” has the meaning set forth in Section 3.3(a).
“Preemptive Rights Notice” has the meaning set forth in Section 3.3(a).
“Preferred Deferred Amount” with respect to a Preferred Distribution, means an amount equal to (a) (i) an annual rate of 4.0% divided by (ii) 13.5% multiplied by (b) the amount of such Preferred Distribution.
“Preferred Deferred Distribution” has the meaning set forth in Section 4.2(c).
“Preferred Deferred Distribution Balance” at any given time with respect to a Class B Preferred Unit, means: an amount equal to the portion of the Unpaid Amounts with respect to such Class B Preferred Unit that are Preferred Deferred Distributions (which, for the avoidance of doubt, are Preferred Distributions that have previously accrued (but have not been paid in cash) and are accruing at the Preferred Distribution Rate pursuant to Section 4.2(b)), if any, as determined as of such time.
“Preferred Deferred Distribution Cash Payment” has the meaning set forth in Section 4.2(d).
“Preferred Deferred Distribution Cash Payment Amount” with respect to each Class B Preferred Unit, means: a cash payment equal to (a) the amount of the Preferred Deferred Distribution Balance for such Class B Preferred Unit, as determined on the thirty-seventh Preferred Payment Date plus (b) interest accruing thereon at the Preferred Distribution Rate, such that all twenty-four cash payments of Preferred Deferred Distribution Cash Payments pursuant to Section 4.2(c) would amortize such Preferred Deferred Distribution Balance equally over twenty-four Preferred Payment Dates from and after such thirty-seventh Preferred Payment Date. For purposes of clarity, the Preferred Deferred Distribution Cash Payment Amount is subject to reduction in accordance with Section 4.2(d).
“Preferred Distribution” has the meaning set forth in Section 4.2.
“Preferred Distribution Rate” means an annual rate of 13.5%. Notwithstanding the foregoing, (i) upon the occurrence of the event described in clause (b) of the Trigger Event definition set forth below or (ii) during the pendency of a QF Event (other than a Change in Law QF Event), the Preferred Distribution Rate shall increase to an annual rate of 16.0%, accruing from the first day after the end of the Fiscal Month during which such Trigger Event or QF Event occurs. If such Trigger Event or QF Event (other than a Change in Law QF Event) is cured, however, the annual rate will revert to 13.5%, accruing from the first day after the end of the Fiscal Month during which such Trigger Event or QF Event (other than a Change in Law QF Event) is cured or unless provided otherwise pursuant to Section 4.2(a). In addition, with respect to the calculation of (a) any Make-Whole Amount or (b) the interest referenced in clause (b) of the definition of “Preferred Deferred Distribution Cash Payment Amount”, the Preferred Distribution Rate shall mean an annual rate of 13.5%, regardless of the occurrence of a Trigger Event.
“Preferred Payment Date” means each of January 31, February 28, March 31, April 30, May 31, June 30, July 31, August 31, September 30, October 31, November 30 and December 31 (or if any of the foregoing dates is on a day that is not a Business Day, the next Business Day immediately following such date).
“Prime Rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published and if the Wall Street Journal ceases to publish such rate, then the Board shall pick a substitute rate that most closely approximates such rate, as determined in the Board’s good faith judgment.
“Proceeding” has the meaning set forth in Section 6.1(a).
“Profits” and “Losses” means the taxable income or loss, respectively, of the Company as determined for federal income tax purposes, as adjusted by Section 3.4(b). Profits and Losses shall be determined net of any amounts allocable in Section 4.6.
“Proportional Share” as of a particular date means, with respect to each Class A Common Member, as applicable, the quotient obtained by dividing (a) the total number of Class A Common Units held by such Class A Common Member on such date by (b) the total number of Class A Common Units held by all Class A Common Members on such date.
“Proposed Third-Party Sale” has the meaning set forth in Section 9.8(a).
“QF Event” means any failure of the Elk Hills Power Plant to maintain QF Status.
“QF Status” means status as a “qualifying cogeneration facility” within the meaning of 16 U.S.C. § 796 and the regulations of the FERC thereunder, including 18 C.F.R. § 292.205, with all of the exemptions from regulation set forth in 18 C.F.R. Part 292 Subpart F (but for the exemption from Sections 205 and 206 of the FPA).
“Quarterly Statements” has the meaning set forth in Section 7.2(b).
“Recognized Stock Exchange” means the New York Stock Exchange, The NASDAQ Stock

Market or any comparable stock exchange approved by the Board in good faith.
“Redemption Non-Occurrence” means expiration of the Seven and One-Half Year Redemption Period without redemption in full by the Company of all issued and outstanding Class B Preferred Units and Class A Common Units held by Sponsor (or its Permitted Transferees) on or prior to such time.
“Redirected Amount” means an amount in cash from the proceeds from the sale of hydrocarbons processed by the LTS Gas Plants that are attributable to CREH or any of its Affiliates equal to the lesser of (a) the total amount of such proceeds and (b) the Redirected Shortfall Amount.
“Redirected Amount Contributions” has the meaning set forth in Section 4.2(e).
“Redirected Shortfall Amount” has the meaning set forth in Section 4.2(e).
“Regulatory Allocations” has the meaning set forth in Section 4.6(g).
“Retained Cash” has the meaning set forth in Section 4.3.
“Retained Cash Cap” means $750,000,000.
“Sale Notice” has the meaning set forth in Section 9.8(b).
“Schedule of Information” means the Schedule of Information attached hereto.
“Schedule of Members” means the Schedule of Members attached hereto.
“Securities” means Debt Securities and Equity Securities.
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Selling Member” has the meaning set forth in Section 9.8(a).
“Seven and One-Half Year Redemption” has the meaning set forth in Section 11.1(c).
“Seven and One-Half Year Redemption Period” means the seven and one-half year anniversary of the Closing.
“Sponsor” has the meaning set forth in the preamble to this Agreement.
“Sponsor Contribution” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” with respect to any Person means: any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.
“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 3.9.
“Tag-Along Member” has the meaning set forth in Section 9.8(a).
“Tag-Along Notice” has the meaning set forth in Section 9.8(d).
“Tag-Along Right” has the meaning set forth in Section 9.8(a).
“Tag-Along Units” has the meaning set forth in Section 9.8(a).
“Tax” or “Taxes” means any and all present or future taxes and charges of any federal, state, local or foreign Governmental Entity, including income, profits, gross receipts, gains, franchise, estimated, alternative minimum, add-on minimum, sales, harmonized sales, use, transfer, registration, value added, ad valorem, excise, goods and services, land transfer, other transfer, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, workers’ compensation, welfare, license, employee and other withholding taxes, or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation, or charge of the same or of a similar nature to any of the foregoing, of any kind whatsoever, and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Amount” with respect to any Class A Common Unit or Class C Common Unit means an amount that in the good faith judgment of the Board is equal to (a) the amount of taxable income or gain (including any amounts arising from Section 704(c) of the Code) allocable in respect of such Class A Common Unit or Class C Common Unit, as applicable, for the applicable period, multiplied by (b) the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (calculated using the Board’s determination of the highest maximum combined marginal federal, state and local income tax rates applicable to an individual resident in California, taking into account the character of such taxable income and the deductibility of state income tax for federal income tax purposes, subject to any applicable limitations on deductibility), but not taking into account any deduction allowable under Section 199A of the Code.
“Tax Distribution” has the meaning set forth in Section 4.1.
“Tax Matters Partner” has the meaning set forth in Section 6231 of the Code as in effect before the enactment of the Partnership Tax Audit Rules.
“Taxable Year” means the Company’s accounting period for federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.
“Third Party Terms” has the meaning set forth in Section 9.8(b).
“Transaction Document” has the meaning given to such term in the Contribution and Unit Purchase Agreement.
“Transfer” means any direct or indirect sale, transfer, assignment, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person. Notwithstanding the foregoing, no Pledge, CRC Change of Control or CREH Change of Control will be deemed a Transfer. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For the avoidance of doubt, except as otherwise provided herein (including by use of the defined term “Transfer”), the use of the word “transfer” with respect to any Units shall mean the transfer of the direct ownership of such Units.
“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended from time to time.
“Trigger Event” means the occurrence of any of the following: (a) Redemption Non-Occurrence; (b) CRC or its Affiliates fails to make either the Monthly Gas Processing Capacity and Steam Payment or the Monthly Power Capacity Payment in full pursuant to the terms of the Commercial Agreement, followed by the Company’s failure to pay in cash any portion of the Preferred Distribution required to be paid in cash pursuant to Section 4.2 (including any required Preferred Deferred Distribution Cash Payments) with respect to each Class B Preferred Unit within 60 days of when such Distribution is required to be made hereunder; (c) the Company has taken any action that requires approval of the Class B Representative without first obtaining such approval of the Class B Representative, provided that such failure has not been fully cured by such Class A Common Members within 30 days after receipt of written notice thereof, if reasonably capable of being cured; (d) a breach by CREH or any of its Affiliates of Section 6.1(a), Section 6.1(b) or Section 6.1(c) of the Commercial Agreement; (e) the MSA is terminated by the Company pursuant to Section 6(a)(vi) of the MSA; (f) there is a failure by CRC or CREH to timely pay any sums due and owing to an Indemnified Party pursuant to Section 6.04(c) of the Contribution and Unit Purchase Agreement; (g) (i)(A) CRC or its Affiliates fails to make any payment owed to the Company in full pursuant to the terms of the Commercial Agreement within 90 days of when such payment is required to be made pursuant to the terms of the Commercial Agreement or (B) CRC or its Affiliates fail to make two or more such payments in full pursuant to the terms of the Commercial Agreement more than twice in any 48-month period and (ii) the aggregate amount of all such payments not made exceeds $25,000,000 in the aggregate; (h) any default under any Indebtedness for borrowed money of CRC, CREH or any of their Subsidiaries that are contractual counterparties to the Company, in each case, in an amount greater than $100,000,000 and such default has caused such Indebtedness to have been declared due and payable prior to its stated maturity; or (i) any of (A) CRC, (B) CREH or (C) any of their Subsidiaries that are contractual counterparties to the Company, in each case, experiences a Bankruptcy Event.
“Unit” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.
“Unpaid Amounts” at any given time with respect to a Class B Preferred Unit means the aggregate amount of all Preferred Distributions previously accrued (but not paid in cash) with respect to such Class B Preferred Unit, if any, including, without duplication, any Preferred Deferred Distribution and any accrued (but not paid in cash) Preferred Deferred Distribution Cash Payments, less any special distributions paid to such Class B Preferred Unit as a result of Redirected Amount Contributions made by CREH to the extent such special distributions reduce Unpaid Amounts pursuant to Section 4.2(e).
ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.1    Formation of the Company. The Company was formed as a limited liability company pursuant to the Delaware Act on February 5, 1999.
Section 2.2    Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of providing for the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members agree that during the term of the Company set forth in Section 2.6, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act.
Section 2.3    Name. The name of the Company shall be “Elk Hills Power, LLC”. The Company’s business may be conducted under any other name or names as determined by the Board and approved by the Class B Representative. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. With approval of the Class B Representative, the Board may change the name of the Company at any time and from time to time.
Section 2.4    Purpose. The purposes of the Company are: (a) to hold the Existing Company Assets, the Contributed Assets and any assets (including cash and securities) received upon distributions in respect thereto or the sale or exchange thereof, and only undertake activities that are ancillary or related thereto; (b) to make Distributions to the Members as provided in this Agreement; (c) to engage in the other activities that are specifically permitted by this Agreement; and (d) in connection with acting in such capacities, to carry on any lawful business or activity.

Section 2.5    Registered Office; Registered Agent; Principal Office. Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Company shall be located at such place as the Board may from time to time designate by written notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board (a) determines to be necessary or appropriate and (b) identifies by written notice to the Class B Preferred Members.
Section 2.6    Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.
Section 2.7    Restriction on Jurisdiction of Organization. The Company shall at all times be organized under the jurisdiction of the State of Delaware.
Section 2.8    No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership), and that no Member be a partner of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last two sentences of this Section 2.8. Neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter of this Agreement, including the Transaction Documents, shall be deemed or construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
Section 2.9    Title to the Assets. Whether real, personal or mixed and whether tangible or intangible, title to the Company’s assets shall be deemed to be owned by the Company as an entity. No Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.
ARTICLE III
UNITS; CAPITAL CONTRIBUTIONS
Section 3.1    Units and Capital Contributions.
(a)    The Units issued by the Company shall consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Common Units. As of the Execution Date, the Company is authorized to issue up to (a) 100,000 Class A Common Units, (b) 750,000 Class B Preferred Units, (c) 100,000 Class C Common Units and (d) 1,000,000 Class D Common Units (which number shall be automatically increased as contemplated in Section 4.2(e)). The Units shall be uncertificated and shall not be treated as “securities” within the meaning of Article 8 of the Uniform Commercial Code of Delaware. Subject to the terms and conditions set forth in this Agreement and the Contribution and Unit Purchase Agreement, and after giving effect to the Closing and as of the Execution Date, the Company has issued (a) 50,000 Class A Common Units and 95,250 Class C Common Units to CREH and (b) 50,000 Class A Common Units, 750,000 Class B Preferred Units and 4,750 Class C Common Units to Sponsor, in each case, as set forth on the Schedule of Members. As of the Execution Date, there are no issued and outstanding Class D Common Units.
(b)    Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend the Schedule of Members to reflect the issuance of additional Units, the Transfer of Units and the admission of Substituted Members resulting therefrom, the admission of Additional Members, the resignation or withdrawal of a Member or a change or correction to any other information set forth on the Schedule of Members, in each case as provided in this Agreement. The Company shall make available to the Members copies of any amended or restated Schedule of Members from time to time. The Company shall also provide a copy of the Schedule of Members then in effect to any requesting Member promptly upon such Member’s request. The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article XI. Each of the Members listed on the Schedule of Members as of the date hereof is hereby admitted as a Member of the Company. All of the Units held by such Members as of the date hereof, which collectively constitute all of the Units in the Company, as of the Execution Date, are hereby authorized and issued.
Section 3.2    Capital Contributions.
(a)    As of the Execution Date and giving effect to the Closing, the Members agree that the amount of respective Capital Contributions of the Members are set forth on the Schedule of Members hereto and each Member holds the Units specified for such Member on the Schedule of Members attached hereto.
(b)    Except as set forth in Section 4.2(e), no Member shall be obligated to make any additional Capital Contributions to the Company.
Section 3.3    Preemptive Rights.
(a)    Except as provided in Section 3.3(f), if the Company or any of its Subsidiaries offers to issue any Securities to any Person (each, a “Buyer”), the Company shall, or shall cause its Subsidiary to (as applicable): (i) give each Class A Common Member (each a “Preemptive Rights Holder”) at least fifteen Business Days’ written notice of the proposed issuance, setting forth in reasonable detail the proposed terms and conditions of the proposed issuance and such Preemptive Rights Holder’s Proportional Share of such proposed issuance (the “Preemptive Rights Notice”); and (ii) offer to sell to each Preemptive Rights Holder a portion of such Securities equal to such Preemptive Rights Holder’s Proportional Share thereof. The purchase price for all Securities offered to Preemptive Rights Holders under this Section 3.3 shall be payable in cash.

(b)    In order to exercise its preemptive rights hereunder, within ten Business Days after the receipt of the Preemptive Rights Notice, a Preemptive Rights Holder must deliver a written notice to the Company describing such Preemptive Rights Holder’s election to purchase its Proportional Share of the securities offered thereby (or such portion thereof as the Preemptive Rights Holder may elect to purchase). Upon such an election, the Company (or its Subsidiary, as the case may be) shall sell to such Preemptive Rights Holder the securities such Preemptive Rights Holder elected to purchase at the same price and on the same terms as such securities were offered to any Buyer. To the extent that any Preemptive Rights Holder does not notify the Company that it intends to exercises its right to participate in any issuance of Securities subject to this Section 3.3 within ten Business Days after receipt of the Preemptive Rights Notice, such Preemptive Rights Holder shall be deemed to have waived the rights set forth in this Section 3.3 in respect of such issuance.
(c)    Notwithstanding the foregoing, if any Preemptive Rights Holder does not exercise its rights pursuant to this Section 3.3 in full (such Preemptive Rights Holder, a “Non-Fully Exercising Preemptive Rights Holder” and the portion of such Non-Fully Exercising Preemptive Rights Holder’s Proportional Share of the Securities for which such right was not exercised, the “Available Securities”), each Preemptive Rights Holder that has exercised its rights under this Section 3.3 in full (each such Preemptive Rights Holder, a “Fully Exercising Preemptive Rights Holder”) shall also have the right to purchase its Proportional Share of the Available Securities on the same terms and conditions as offered to any Buyer. Promptly, and in any event within five Business Days after it has been determined that there are any Available Securities, the Company shall give written notice to the Fully Exercising Preemptive Rights Holders setting forth the number of Available Securities and such Fully Exercising Preemptive Rights Holder’s Proportional Share of such Available Securities. Any Fully Exercising Preemptive Rights Holder must exercise its rights with respect to any Available Securities by delivering written notice to the Company within five Business Days after receipt of such notice.
(d)    Once the final determination of Available Securities has been determined with respect to a Fully Exercising Preemptive Rights Holder, such Fully Exercising Preemptive Rights Holder shall have ten Business Days to fund the purchase of the same.
(e)    Subject to Section 3.3(g), upon the expiration of the offering periods described above, the Company shall be entitled to sell such securities which such Preemptive Rights Holders have not elected to purchase during the 60 days following such expiration at a price not less than and on other terms and conditions no more favorable to the Buyer(s) thereof than those offered to such Preemptive Rights Holders. In the event any regulatory approval is required for any such sale, including the expiration of any regulatory waiting period, as contemplated in Section 3.3(g), such 60-day period shall be automatically extended for additional 30-day periods until such approval has been obtained or waiting period expired. Any securities offered or sold by the Company after such 60-day period (as it may be extended pursuant to the foregoing sentence) must be reoffered in accordance with the terms of this Section 3.3.
(f)    The obligations set forth in this Section 3.3 shall not apply to the following issuances of Equity Securities by the Company or any of its Subsidiaries: (i) the Class A Common Units, Class B Preferred Units and Class C Common Units pursuant to the Contribution and Unit

Purchase Agreement; (ii) Equity Securities of the Company or any of its Subsidiaries in connection with the redemption in full or liquidation of all of the Class B Preferred Units; (iii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries; or (iv) Equity Securities offered to the public pursuant to a registration statement filed under the Securities Act, including pursuant to an IPO, that has been approved in accordance with the terms of this Agreement.
(g)    If any regulatory approval, including the filing and the expiration of any waiting period under HSR Act, is required prior to the issuance of any Equity Securities (assuming the exercise of the rights of the Preemptive Rights Holders under this Section 3.3), the Company shall not issue such Equity Securities until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members shall use their commercially reasonable efforts to comply promptly with all applicable regulatory requirements in connection with the issuance of Equity Securities by the Company and the purchase thereof by any Preemptive Rights Holder exercising such Preemptive Rights Holder’s rights pursuant to this Section 3.3.
Section 3.4    Capital Accounts.
(a)    The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-l(b)(2)(iv). For this purpose, upon the occurrence of the events specified in Treasury Regulations Section 1.704-l(b)(2)(iv)(f) (including a transaction to redeem any Class B Preferred Unit pursuant to this Agreement), the Book Value of each asset of the Company immediately prior to the occurrence of such event shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such asset. Any such unrealized gain or unrealized loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its Fair Market Value immediately prior to such event and had been allocated to the Members at such time pursuant to Section 4.5. In the event, however, of (i) an issuance of Units for a de minimis amount of cash or contributed property, (ii) a Distribution of a de minimis amount of cash or property to a Member, or (iii) an issuance of Units as consideration for the provision of a de minimis amount of services, the Board in its reasonable judgment may determine that such adjustments are unnecessary for the proper administration of the Company. With unanimous prior approval of the Board (excluding any Independent Manager), the Company may determine that no adjustments shall be made pursuant to this Section 3.4(a).
(b)    For purposes of computing the Profits or Losses of the Company for any period, and any item of the Company’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:
(i)    the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;
(ii)    if the Book Value of any the Company’s property is adjusted pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;
(iii)    items of income, gain, loss or deduction attributable to the disposition of the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;
(iv)    items of depreciation, amortization and other cost recovery deductions with respect to the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g);
(v)    to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and
(vi)    any items of income, gain, loss, or deduction which are specially allocated pursuant to Section 4.6 shall not be taken into account in computing Profits and Losses.
Section 3.5    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution, termination, or cancellation of the Company).
Section 3.6    No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account balance or to receive any Distribution from the Company, except as expressly provided herein.
Section 3.7    Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account (or portion thereof) of the Member attributable to the Units of such Member to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Member or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member transferred to such Member.

Section 3.8    Additional Members. A Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied, upon any approval by the Members required hereby and when any such admission is shown on the books and records of the Company.
Section 3.9    Substituted Members. In connection with the Transfer of Units of a Member permitted under the terms of this Agreement, the Transferee shall become a Substituted Member on the later of (a) the effective date of such Transfer and (b) the date on which the Board approves such Transferee as a Substituted Member. Such admission shall then be shown on the books and records of the Company. Notwithstanding the foregoing, in connection with the Transfer of Units of a Member to a Permitted Transferee permitted under the terms of this Agreement, such Permitted Transferee shall become a Substituted Member on the effective date of such Transfer.
ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS
Section 4.1    Tax Distributions. Subject to the availability of Available Cash, without the need for any action by the Board (other than with respect to determining certain amounts as provided herein) or any Member, with respect to each Fiscal Quarter prior to a Fundamental Change, the Company shall make distributions of Available Cash in respect of income tax liabilities of (a) Sponsor attributable to its ownership of the Class A Common Units and (b) holders of Class C Common Units (“Tax Distributions”) at least ten days prior to the due date of the applicable federal quarterly estimated Tax payment. For each Fiscal Quarter, (x) the Tax Distribution payable to Sponsor with respect to its Class A Common Units shall be the aggregate Tax Amount attributable to all Class A Common Units held by Sponsor and (y) the Tax Distribution payable to each holder of Class C Common Units shall be the aggregate Tax Amount attributable to all Class C Common Units held by such holder. For the avoidance of doubt, if there is an adjustment that results in an increase in the Company’s taxable income or gain allocated to a Member attributable to its Class A Common Units or Class C Common Units in a prior taxable period, subject to the availability of Available Cash, without the need for any action by the Board (other than with respect to determining certain amounts as provided herein) or any Member, the Company shall distribute to each Member an amount equal to the increase in the aggregate Tax Amount attributable to the Class A Common Units or Class C Common Units, as applicable, held by such holder. The Tax Distribution to each holder of Class C Common Units shall be reduced, however, by the amount of any distributions previously made to such holder pursuant to Section 4.3 during the relevant Fiscal Quarter (or in the case of an adjustment in the taxable income allocated to a Member, the Fiscal Quarter in which such adjustment is made). In addition, from and during the occurrence of a Trigger Event, the Company shall not make Tax Distributions to CREH and its Affiliates until such time as the applicable Trigger Event is cured, unless the event described in clause (e) of the definition “Trigger Event” has occurred, in which case the Company shall not make Tax Distributions to CREH and its Affiliates until (a) the Company replaces the Operator under the MSA in accordance with the terms of this Agreement and (b) such replacement Operator commences performing the obligations required of it pursuant to the terms of the MSA. Tax Distributions shall be treated as advances of any amounts any holder of Class A Common Units or Class C Common Units is entitled to receive pursuant to Section 4.3, Section 4.4(b) or Section 4.4(c) and shall be offset against any such amounts.
Section 4.2    Distributions to Holders of Class B Preferred Units. Without the need for any action by the Board or any Member, for so long as any Class B Preferred Units remain outstanding, holders of the Class B Preferred Units shall be entitled to receive from the Company, and the Company shall make Distributions of, on each Preferred Payment Date, beginning on March 31, 2018, with respect to the Fiscal Month then ended, an amount in cash with respect to each Class B Preferred Unit equal to (x)(i) the Preferred Distribution Rate divided by (ii) twelve multiplied by (y) the then-effective Liquidation Preference for such Class B Preferred Unit (each, a “Preferred Distribution”), subject to the following:
(a)    In the event a Trigger Event described in clause (b) of the definition thereof has occurred, and the Preferred Distribution Rate is increased to an annual rate of 16.0% for part, but not all, of a Fiscal Month, the Preferred Distribution with respect to such Fiscal Month (and only such Fiscal Month) shall be equal to an amount in cash with respect to each Class B Preferred Unit equal to the sum of (i)(A) the Preferred Distribution Rate (as so increased to an annual rate of 16.0%) divided by (B) 365 multiplied by (C) the then-effective Liquidation Preference for such Class B Preferred Unit multiplied by (D) the number of days of such Fiscal Month during which the effective Preferred Distribution Rate is an annual rate of 16.0% plus (ii)(A) the Preferred Distribution Rate (as reduced back to an annual rate of 13.5%) divided by (B) 365 multiplied by (C) the then-effective Liquidation Preference for such Class B Preferred Unit multiplied by (D) the number of days of such Fiscal Month during which the effective Preferred Distribution Rate is an annual rate of 13.5%.
(b)    Preferred Distributions will be cumulative and will accrue at the Preferred Distribution Rate from the date of issuance of each Class B Preferred Unit until such Class B Preferred Unit is fully redeemed, prorated for partial Fiscal Months during such period of accrual. Except as provided in Section 4.2(c), all Preferred Distributions will be payable in cash. For avoidance of doubt, with respect to each Class B Preferred Unit, the Liquidation Preference shall be compounded on a monthly basis and shall accrue on a monthly basis from and after the date on which the Capital Contribution is made in respect of such Class B Preferred Unit.
(c)    With respect to the first thirty-six Preferred Distributions following the Closing, upon written notice to each holder of Class B Preferred Units at least five Business Days prior to the applicable Preferred Payment Date, for each such Preferred Distribution the Company may, at the direction of CREH, with respect to each such Preferred Distribution, elect not to pay the Preferred Deferred Amount in respect of such Preferred Distribution in cash, and instead to accrue all of such Preferred Deferred Amount to the Liquidation Preference, pro rata, for all issued and outstanding Class B Preferred Units (each, a “Preferred Deferred Distribution”).
(d)    Beginning with the thirty-seventh Preferred Distribution following the Closing, and without the need for any action by the Board or any Member, the Company shall pay, on each of the twenty-four subsequent Preferred Payment Dates thereafter, a cash Distribution to each Class B Preferred Unit in an amount equal to the Preferred Deferred Distribution Cash Payment Amount for such Class B Preferred Unit (each, a “Preferred Deferred Distribution Cash Payment”). Such cash Distributions shall reduce the Unpaid Amounts accrued with respect to each Class B Preferred Unit only with respect to any prior Preferred Deferred Distribution. On any Preferred Payment Date, the Company may pay from Available Cash all or a portion of the Preferred Deferred Distribution Balance, without premium or penalty, in addition to the Preferred Distribution and the Preferred Deferred Distribution Cash Payment Amount, if any, then due. Each payment of the Preferred Deferred Distribution Balance pursuant to this Section 4.2(d) in excess of the Preferred Deferred Distribution Cash Payment Amount, if any, then due, shall be applied to reduce the remaining Preferred Deferred Distribution Balance. The Preferred Deferred Distribution Cash Payment Amount with respect to future Preferred Payment Dates shall be reduced to a cash payment equal to (a) the amount of the Preferred Deferred Distribution Balance for such Class B Preferred Unit, after the reduction referenced in this sentence plus (b) interest accruing thereon at the Preferred Distribution Rate, such that the remaining cash payments of Preferred Deferred Distribution Cash Payments pursuant to Section 4.2(a) would amortize such Preferred Deferred Distribution Balance equally over the remaining Preferred Payment Dates from and after such Preferred Payment Date. Notwithstanding anything to the contrary provided herein, each Preferred Deferred Distribution Cash Payment shall be made in addition to the Preferred Distribution otherwise payable by the Company on the Class B Preferred Units on each such Preferred Payment Date pursuant to this Section 4.2, except that, the then-effective Liquidation Preference used to calculate the amount of Preferred Distributions required to be paid in cash for a Class B Preferred Unit pursuant to this Section 4.2 shall exclude the then-effective Preferred Deferred Distribution Balance for such Class B Preferred Unit until the thirty-seventh Preferred Payment Date. For the avoidance of doubt, no Preferred Deferred Distribution shall be counted as a Distribution for purposes of calculating the amount of Preferred Distributions actually required to be made in cash pursuant to Section 4.2.
(e)    Notwithstanding anything herein to the contrary, in addition to the Company’s payment of Preferred Distributions (including, for avoidance of doubt, any Preferred Deferred Distribution Cash Payments) to the holders of the Class B Preferred Units as provided above, if any of the events described in clause (i) of the definition of “Trigger Event” occurs and CRC or one of its Affiliates defaults on any payment obligation contained in the Contribution Agreement, the Commercial Agreement or the MSA (the aggregate amount of such defaulted payment obligations, the “Redirected Shortfall Amount”), within 5 Business Days of such default, (i) CREH shall make a Capital Contribution in cash in an amount equal to the Redirected Amount to the Company (the “Redirected Amount Contributions”), (ii) the Company shall issue to CREH (without the need for any action by the Board or any Member) a number of Class D Common Units equal to (1) the amount of such Redirected Amount Contribution divided by (2) $1,000 and (iii) the Company shall pay to the holders of such Class B Preferred Units, and the holders of such Class B Preferred Units shall be entitled to receive from the Company, a special distribution equal to the Redirected Shortfall Amount, on a pro rata basis, payable on the next Preferred Payment Date, which such special distribution shall (1) first, be used to pay in full the Preferred Distribution required to be made in cash by the Company pursuant to Section 4.2 on such Preferred Payment Date and (2) second, used to reduce the then-existing aggregate amount of Unpaid Amounts.

(f)    In the event the Execution Date occurs on or after February 2, 2018, the Preferred Distribution to be paid by the Company on March 31, 2018 shall be calculated pro rata for the number of days in the prior Month after the Execution Date.
Section 4.3    Distributions to Holders of Class C Common Units. Except as otherwise set forth in Section 4.1, at the end of each Fiscal Month and solely following the payment in full of each Preferred Distribution required to be made in cash pursuant to Section 4.2, the Company shall make Distributions of Available Cash for such Fiscal Month (without the need for any action by the Board or any Member) to the holders of the Class C Common Units, pro rata in proportion to the Class C Common Units held by such holders of Class C Common Units. Notwithstanding the foregoing, upon the occurrence of a Trigger Event other than an event described in clause (e) of the definition “Trigger Event”, the Company shall not make any Distributions pursuant to this Section 4.3 to CREH or its Affiliates and instead shall only distribute that portion of Available Cash for such Fiscal Month to the other holders of the Class C Common Units which are not Affiliates of CREH pro rata in proportion to their respective ownership of the Class C Common Units until such time as the applicable Trigger Event is cured or the Retained Cash Cap is reached. Upon the occurrence of the event described in clause (e) of the definition “Trigger Event”, the Company shall not make any Distributions pursuant to this Section 4.3 to CREH or its Affiliates and instead shall only distribute that portion of Available Cash for such Fiscal Month to the other holders of the Class C Common Units which are not Affiliates of CREH pro rata in proportion to their respective ownership of the Class C Common Units until (a)(i) the Company replaces the Operator under the MSA in accordance with the terms of this Agreement and (ii) such replacement Operator commences performing the obligations required of it pursuant to the terms of the MSA or (b) the Retained Cash Cap is reached. Amounts of Available Cash that would have been distributed to CREH or its Affiliates pursuant to Section 4.3 but for the preceding two sentences are referred to herein as “Retained Cash”. If the Trigger Event that led to the accumulation of Retained Cash is cured, the Company shall distribute all such Retained Cash (as such Retained Cash may be reduced from time to time pursuant to the following sentence) to CREH or its Affiliates concurrently with the next Distribution pursuant to the first sentence of this Section 4.3, without interest. In addition, if any Retained Cash exists (a) at the end of a Fiscal Month, then, to the extent the Company fails to pay in full the Preferred Distribution required to be made in cash by the Company pursuant to Section 4.2 on the Preferred Payment Date for such Fiscal Month, the Company shall (i) first, use Retained Cash to pay in full such Preferred Distribution required to be made in cash by the Company pursuant to Section 4.2 on such Preferred Payment Date and (ii) thereafter, use Retained Cash remaining after the Company’s payment in full of such Preferred Distribution to pay the holders of the Class C Common Units which are not Affiliates of CREH pro rata in proportion to their respective ownership of the Class C Common Units a Distribution for such Fiscal Month in an aggregate amount equal to the amount such holders would have received in respect of such Class C Common Units assuming for such Fiscal Month that CREH had made all payments for such Fiscal Month to the Company in full as required pursuant to the terms of the Commercial Agreement; or (b) upon the occurrence of a Fundamental Change or an Exit Transaction, then such Retained Cash shall be distributed to the applicable Members in accordance with the order of priority set forth in Sections 4.4(a) and 4.4(b) in respect of such Fundamental Change or Exit Transaction, as applicable, solely to the extent full distributions would not otherwise occur under Sections 4.4(a) and 4.4(b) in respect of such Fundamental Change or Exit Transaction, as applicable, and otherwise to CREH or its

Affiliates. Notwithstanding the foregoing, at the Closing, after giving effect to the CREH Contribution and the Sponsor Contribution, the Company shall make a cash Distribution to CREH equal to the Sponsor Contribution minus $11,000,000. For the avoidance of doubt, the existence at the end of a Fiscal Month of any Preferred Deferred Distribution Balance shall in no way affect the Company’s obligation to make Distributions of Available Cash to the holders of the Class C Common Units for such Fiscal Month pursuant to this Section 4.3.
Section 4.4    Distributions upon a Fundamental Change. In the event of a Fundamental Change, the Company shall distribute the aggregate consideration from such Fundamental Change in the following order of priority:
(a)    first, to the holders of Class B Preferred Units, pro rata in proportion to the Class B Preferred Units held by such holders of Class B Preferred Units, until the sum of (1) the then-effective Liquidation Preference plus (2) without duplication of any amounts attributable to clause (1), the then-effective Make-Whole Amount with respect to such Class B Preferred Units, if any, has been reduced to zero;
(b)    second, to Sponsor or its Permitted Transferee, as applicable, in respect of their Class A Common Units, pro rata in proportion to the Class A Common Units held by such holders of Class A Common Units, until the aggregate of Distributions to such holders of Class A Common Units pursuant to this Section 4.4(b) equals $80,000,000;
(c)    third, to the holders of the Class C Common Units, pro rata in proportion to the Class C Common Units held by such holders of Class C Common Units, until the aggregate of Distributions to such holders of Class C Common Units pursuant to this Section 4.4(c) equals $1,000,000,000;
(d)    fourth, to the holders of the Class D Common Units, pro rata in proportion to the Class D Common Units held by such holders of Class D Common Units, until the aggregate of Distributions to such holders of Class D Common Units pursuant to this Section 4.4(d) equals the aggregate amount of Redirected Amount Contributions made by CREH and its Affiliates to the Company pursuant to Section 4.2(e); and
(e)    fifth, to the holders of the Class C Common Units, pro rata in proportion to the Class C Common Units held by such holders of Class C Common Units.
Section 4.5    Allocations. After giving effect to the allocations set forth in Section 4.5, the Company shall allocate Profits and Losses for each Taxable Year among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.4 to the Members, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. Notwithstanding the foregoing, for any Taxable Year ending prior to the date of any Fundamental Change, this Section 4.5 shall be applied as if clause (2) of Section 4.4(a) and Section 4.4(b) were not part of this Agreement.
Section 4.6    Special Allocations.
(a)    Notwithstanding any other provisions of this Section 4.6, if there is a net decrease during a Taxable Year in Company Minimum Gain, items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f)(6) and (g)(2) and Section 1.704-2(j)(2)(i), or any successor provisions. This Section 4.6(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Notwithstanding any other provisions of this Section 4.6 (other than Section 4.6(b)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of the such Taxable Year shall be allocated items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 4.6(a) is intended to comply with the chargeback requirement of Treasury Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.
(c)    Nonrecourse deductions (as determined in accordance with Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated ratably among the Members based upon the manner in which Profits are allocated among the Members for such Taxable Year.
(d)    Losses attributable to Member Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).
(e)    If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.5 but before the application of any other provision of this Article IV, then items of income or gains of the Company for such Taxable Year shall be specially allocated as quickly as possible to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. Notwithstanding the foregoing, an allocation pursuant to this Section 4.6(e) shall be made only if and to the extent that such Member would have a deficit in such Member’s Capital Account after all other allocations provided in this Article IV have been tentatively made as if this Section 4.6(e) were not part of this Agreement. This Section 4.6(e) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f)    Profits and Losses described in Section 3.4(b)(iv) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m).
(g)    The allocations set forth in Sections 4.6(a) through (d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.
Section 4.7    Tax Allocations.
(a)    The income, gains, losses, deductions and credits of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts. In the event any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated for federal, state and local income tax purposes among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.
(b)    Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. In addition, if the Book Value of any of the Company’s asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-l(b)(2)(iv)-(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). The Board shall determine all allocations pursuant to this Section 4.7(b) using (i) with respect to any variation between the adjusted basis of property contributed to the Company for federal income tax purposes and such property’s Book Value, which variation existed immediately after giving effect to the Closing, the remedial method described in Treasury Regulations Section 1.704-3(d) and (ii) otherwise, any manner determined by the Board that constitutes a “reasonable method” under the Treasury Regulations under Code Section 704(c).
(c)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1 (b)(4)(ii).

(d)    Allocations pursuant to this Section 4.7 are solely for purposes of federal, state and local taxes and shall not affect any Member’s Capital Account.
(e)    For purposes of maintaining Capital Accounts and for allocations of Profits, Losses, and Distributions, any Unit holder shall be treated as a Member.
Section 4.8    Withholding and Indemnification for Payments on Behalf of a Member. The Company may withhold from Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Member with respect to Units held by such Person (including federal, state or local taxes). Each such Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any such payment that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member with respect to Units held by such Person pursuant to this Agreement. Any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members. The Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to the Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) as determined by the Board. Any amounts withheld from, paid on behalf of or otherwise specifically attributable to any Member pursuant to this Section 4.8 will be treated as having been distributed to such Member. To the extent that the cumulative amount withheld or paid for any period exceeds the Distributions to which such Member is entitled for such period with respect to Units held by such Person, the Company will provide notice to such Member. Any such amount withheld or paid will (a)  be treated as having been distributed to such Member as an advance against the next Distributions that would otherwise be made to such Member with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (b) if requested in writing by the Board, be contributed by such Member to the Company within 15 days of demand therefor. If a Member fails to comply with its obligation to contribute to the Company pursuant to clause (b) above, such Member shall indemnify the Company in full for the entire amount paid by the Company (including interest, penalties and related expenses). Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required and the amount thereof. In addition, each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.8: (i) shall survive the termination, dissolution, liquidation, cancellation, and winding up of the Company, and for purposes of this Section 4.8, to the fullest extent permitted by applicable law, the Company shall be treated as continuing in existence; and (ii) shall also survive such Member ceasing to be a Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.8 if a Member does not comply with the provisions in this Section 4.8, including instituting a lawsuit to collect such amounts required to be paid to the Company or otherwise borne by such Member, with interest calculated at a rate equal to the Prime Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Month.

ARTICLE V
MANAGEMENT
Section 5.1    Management of the Company. Subject to Section 5.8 and Section 5.9 and to the oversight of the Board of Managers of the Company (the “Board”, and each member of the Board, a “Manager”), the management and administration of the day-to-day business and affairs of the Company will be provided by the Operator pursuant to the terms of the MSA. The Board shall oversee, direct and manage the activities of the Company. In addition to the services provided by the Operator, under the direction of the Board, certain activities of the Company may be conducted on the Company’s behalf by committees of the Board or the officers of the Company as specified and authorized by the Board as set forth in Section 5.13.
Section 5.2    Board Composition; Term; Removal; Vacancies.
(a)    For so long as any Class A Common Units or Class B Preferred Units remain outstanding, subject to the other provisions in this Section 5.2(a), the Board shall consist of seven Managers, (i) three of which shall be appointed by CREH (each, a “CREH Manager”), (ii) three of which shall be appointed by the Class B Representative and approved by CREH, such approval not to be unreasonably withheld, conditioned or delayed (each, a “Class B Manager”) and (iii) one of which shall be an Independent Manager. Notwithstanding the foregoing, CREH’s consent may not be withheld with respect to any proposed Class B Manager that is an officer or senior employee of Ares or Sponsor or its Affiliates. For so long as any Class B Preferred Units remain outstanding, upon the occurrence of a Trigger Event, the Board shall automatically, and without further action by the Board or the Members, be reconstituted to consist of nine Managers, and the Class B Representative shall have the exclusive right to designate two additional Class B Managers. Notwithstanding the foregoing, once such Trigger Event is cured, the Board shall, automatically, and without further action by the Board or the Members, be reconstituted to consist of seven Managers and the Class B Representative shall direct two Class B Managers to resign, effective as of the date such Trigger Event is cured. Notwithstanding the foregoing, for so long as any Class B Preferred Units remain outstanding, upon the commencement of any QF Event, the Company shall immediately deliver notice of such QF Event to each of the Class B Managers and during the pendency of such QF Event the Board shall automatically, and without further action by the Board or the Members be reconstituted to consist of four Managers, three of which shall be CREH Managers and one of which shall be an Independent Manager. Immediately upon the cessation of any QF Event, the Board shall, automatically, and without further action by the Board or the Members, be reconstituted to consist of seven Managers, with the Class B Representative having the exclusive right to designate three Class B Managers to the Board. Following the consummation of an Exit Transaction after which no Class A Common Units or Class B Preferred Units remain outstanding or the redemption in full by the Company of all issued and outstanding Class A Common Units and Class B Preferred Units, the Board shall consist of seven Managers appointed by the holders of the majority of the then-outstanding Class C Common Units. Prior to considering the taking of any Bankruptcy Event, the Board shall appoint a second Independent Manager and the Board shall be reconstituted to consist of eight Managers. Acting by majority consent, the Managers (excluding the Independent Manager) shall select a Manager (other than the Independent Manager) to act as the Chairman of the Board. Each Manager appointed to the Board shall serve until his or her successor is duly appointed or until her or her earlier death, removal or resignation. Notwithstanding the foregoing, as of the Execution Date, (i) the initial CREH Managers shall be Jody L. Johnson, Carrie M. Fox, and John Hegeman, (ii) the initial Class B Managers shall be Matthew M. Loreman, Ronald D. Scott, and Jesse Yanocha and (iii) the initial Independent Manager shall be Julia A. McCullough. So long as an Independent Manager is required, in no event shall the total number of Managers on the Board, including the Independent Manager, be less than four.
(b)    Any CREH Manager or Class B Manager may resign at any time by delivering a written notice to the Company. Such resignation shall be effective upon receipt of such written notice unless it is specified in such notice to be effective at some other time or upon the happening of some other event and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any CREH Manager may be removed from the Board or any committee thereof at any time and with or without cause by CREH. Any Class B Manager may be removed from the Board or any committee thereof at any time and with or without cause by the Class B Representative. The removal of a CREH Manager by CREH and Class B Manager by the Class B Representative shall be effective upon receipt of notice thereof by the Company and each of the remaining Managers. Any vacancy on the Board or any committee thereof because of resignation, death or removal of (i) a CREH Manager will be filled only by a new CREH Manager appointed by CREH and (ii) a Class B Manager will be filled only by a new Class B Manager appointed by the Class B Representative and approved by CREH, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, CREH’s consent may not be withheld with respect to any proposed Class B Manager that is an officer or senior employee of Ares or Sponsor or its Affiliates. If a Member fails to appoint a Manager pursuant to this Section 5.2, such position on the Board or committee thereof shall remain vacant until a Member exercises its right to appoint a Manager as provided herein. Any vacancies on the Board shall not be counted towards any quorum requirements under this Agreement.
(c)    Independent Managers may resign at any time by delivering a written notice to the Company. Such Independent Manager resignations shall take effect on the later of (i) 21 days from the Company’s receipt of such notice and (ii) the appointment of a replacement Independent Manager by the other Managers in accordance with this Section 5.2(c). Upon delivery of a notice of resignation, death or removal with or without cause of a Person serving as an Independent Manager, a replacement Independent Manager (which, for the avoidance of doubt, must satisfy the requirements set forth in the definition of “Independent Manager” herein) shall promptly be appointed by the remaining Managers acting by unanimous consent. Notwithstanding anything herein to the contrary, the Independent Managers shall not be counted towards any quorum or voting requirements under this Agreement, including, but not limited to, any voting or quorum requirements in respect of any QF Event or Trigger Event, and shall not have any right to vote on any other matter other than, in each case, a Bankruptcy Event pursuant to and in accordance with Section 5.11.
Section 5.3    Board Actions; Meetings. Regular meetings of the Board shall be held no less than once each calendar quarter on such dates and at such times as shall be determined by the Board in accordance with the notice provisions in this Section 5.3. Special meetings of the Board may be called by any CREH Manager or Class B Manager, and special meetings of any committee may be called by any CREH Manager or Class B Manager on such committee. Meetings of the

Board and any committee thereof shall be held at the principal office of the Company or at such other place as may be determined by the Board or such committee. Notice of each meeting of the Board or any Board committee shall state the date, place, time and purpose of such meeting. Notice required by this Section 5.3 shall be given to each Manager of the Board by hand, telephone, telecopy, e-mail, overnight courier or the United States mail not less than five days, with respect to regular meetings, or 24 hours, with respect to special meetings, and not more than 50 days prior to such meeting. Notice may be waived before or after a meeting or by attendance without protest at such meeting. A meeting of the Board or any Board committee may be held by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard. The Board or any Board committee may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate. At all duly noticed meetings of the Board and any Board committee, the presence of a majority of the Managers entitled to vote at such meeting shall constitute a quorum for the transaction of business. Participation by a Manager in a meeting in accordance with this Section 5.3 shall constitute presence in person at the meeting. If a quorum is not present at any meeting of the Board or any Board committee, the Managers present may adjourn the meeting from time to time for a period not to exceed 60 days, without notice other than announcement at the meeting, until a quorum is present. A Manager may be counted as present for purposes of a quorum at a meeting of the Board or Board committee pursuant to a valid written proxy delivered to another Manager who is present at such Board or committee meeting. Each Manager shall have one vote on all matters submitted to the Board or any Board committee. Unless otherwise expressly provided in this Agreement, including Section 5.8, Section 5.9 and Section 5.11, approval by the majority of the Board or members of a committee, as applicable, taken at a duly convened meeting at which a quorum is present, shall be required for any act of the Board or Board committee. Notwithstanding any of the foregoing or any contrary provision of this Agreement, the vote or consent (including the written consent) of the Independent Manager shall only be required as provided by Section 5.11, and all other actions of the Board shall be taken, and quorum of the Board shall be calculated, as if the Independent Manager is not a member of the Board. The Independent Manager shall only be required to attend a meeting of the Board if the vote of the Independent Manager is required as provided by Section 5.11.
Section 5.4    Actions by Consent. The actions by the Board or any Board committee may be taken: (a) by vote of the Board or Board committee at any meeting for which a quorum is present; or (b) by written consent (without a meeting, without notice and without a vote), so long as such written consent sets forth the action so taken and is executed by a majority of the Board or members of such committee, including, in the case of this clause (b), at least one Class B Manager (unless otherwise expressly provided in this Agreement).
Section 5.5    Material Deadlock. In the event of any Material Deadlock, the Board shall first attempt to resolve such Material Deadlock by submitting the matter to a designated CREH Manager and a designated Class B Manager for discussion and resolution. In the event that those individuals are not able to resolve such Material Deadlock within ten (10) Business Days after submission of the matter to them, then the Company shall not take the action with respect to the matter over which the members of the Board are deadlocked. In the event, however, of a Material Deadlock that is a failure to adopt a new Annual Budget by the first day of the next Fiscal Year, the Annual Budget previously approved by the Board, subject to an increase (and only an increase) to the then applicable Annual Budget in the aggregate equal to the percentage increase, if any, in the consumer price index (CPI-U) from the effective date of such Annual Budget previously approved by the Board until the date of such Material Deadlock, shall continue unless and until a new Annual Budget is approved by the Board in accordance with this Agreement. In addition and notwithstanding the existence of a Material Deadlock, the Company shall continue to operate in the ordinary course and in accordance with the then-effective Annual Budget (as may be increased pursuant to the foregoing).
Section 5.6    Minutes. All decisions and resolutions of the Board shall be reported in the minutes of the Company, which shall state the date and the resolutions approved by the Board. The minutes of the Company shall be kept at the principal office of the Company.
Section 5.7    Board Observer. CREH shall have the right to designate one natural person to act as a Board observer and the Class B Representative shall have the right to designate three natural persons approved by CREH, such approval not to be unreasonably withheld, conditioned or delayed, to act as Board observers (each such Board observer, a “Board Observer”) at all meetings of the Board, which designation shall be made by written notice to the Company. Notwithstanding the foregoing, CREH’s consent may not be withheld with respect to any proposed Board Observer that is an officer or senior employee of Ares or Sponsor or its Affiliates. Subject to the limitations set forth in this Section 5.7, each Board Observer shall be entitled to attend all meetings of the Board or any committee thereof, and the Company shall provide to the Board Observers any notices of Board or committee meetings and a copy of all meeting materials currently with providing such notices and materials to the Board or committee, as applicable. The Board Observers shall not have any voting rights or count towards any quorum with respect to any action brought before the Board or any Board committee. Notwithstanding any rights to be granted or provided to the Board Observers under this Agreement, the Board or any two Managers acting together may exclude a Board Observer from access to any materials or meetings or portion thereof, to the extent such materials or meeting or portion: (a) directly relate to a matter that, in the written advice of Company’s counsel, could reasonably be expected to result in the loss of attorney-client privilege; or (b) contains competitively sensitive information of any Member.
Section 5.8    Board Approval Requirement. In addition to such other matters as the Board may from time to time by resolution determine, and subject to Section 5.9 and Section 5.10 below, none of the Company, any of its Subsidiaries nor any officer or agent of the Company on behalf of the Company or any of its Subsidiaries (including the Operator), shall take any of the actions described in this Section 5.8 without the approval of the Managers constituting a majority of the Board (in accordance with Section 5.3):
(a)    incur or create arrangements permitting the incurrence of, Indebtedness, to the extent that the incurrence thereof would cause the Company and its Subsidiaries, collectively, to incur, in the aggregate, $10,000,000 or more of Indebtedness;

(b)    approve, amend or exceed in any respect amounts set forth in the Annual Budget, except with respect to expenditures (i) strictly necessitated by an Emergency or (ii) not to exceed 10% of the then-applicable Annual Budget in the aggregate;
(c)    initiate, settle, compromise, resolve or dismiss (or approve of the initiation, settlement, compromise, resolution or dismissal of) any litigation, arbitration, administrative proceeding, or regulatory matter (i) where the amount to be paid by the Company and its Subsidiaries, collectively, in connection therewith is greater than $5,000,000; (ii) which relates to an action for injunctive relief or (iii) which relates to a criminal matter;
(d)    adopt, approve or otherwise enter into any hedging program or hedging arrangement;
(e)    enter into, terminate, extend, amend, waive or modify in any material respect the Commercial Agreement or the MSA;
(f)    enter into, modify or waive any enter into, amend, modify, extend or terminate, or waive any rights under, any Affiliate Contract, including, for the avoidance of doubt, the Gas Supply Agreement;
(g)    change the name or business purpose of the Company as set forth in Section 2.3 and Section 2.4, respectively, or otherwise pursue any activities not related to the ownership or operation of the assets of the Company, including the Contributed Assets and the Existing Company Assets, or otherwise enter into or invest in any line of business other than as permitted hereunder;
(h)    effect any modification, waiver or amendment of any Governing Document;
(i)    make loans or otherwise lend funds (other than in connection with customary trade debt and accounts receivable), or enter into any guarantees, letters of credit or similar arrangements;
(j)    effect or permit any Fundamental Change;
(k)    create any new, or issue any additional, Equity Securities or other securities of the Company, unless such creation or issuance is (i) in connection with a redemption in full or (ii) liquidation of all Class B Preferred Units or in accordance with Section 4.2(e);
(l)    create any new Subsidiary of the Company (other than a Subsidiary wholly owned by the Company) or issue any equity interests in such Subsidiaries other than to the Company or its wholly owned Subsidiaries;
(m)    sell, exchange or otherwise dispose of any interest in the assets or properties of the Company (i) other than in an arms-length transaction with third parties at Fair Market Value and (ii) not in excess of $5,000,000 in any one transaction or series of related transactions in a twelve-month period;

(n)    change or replace the Operator under the MSA or replace the MSA;
(o)    make or agree to any acquisitions, including investments in third parties, of more than $2,500,000 in the aggregate in any calendar year;
(p)    enter into any partnership or joint venture, form or acquire any interest in, or contribute any property to, any Person that is not a direct or indirect wholly owned subsidiary of the Company;
(q)    take any action that would result in a Bankruptcy Event (which such Bankruptcy Event also requires the vote of the Independent Manager);
(r)    change the Company’s outside auditors or accountants to any auditor or accountant other than KPMG LLP;
(s)    elect (or change any election) to have the Company treated as an entity other than a partnership for federal income tax purposes or otherwise make any changes in the Company’s accounting and tax policies;
(t)    purchase, amend or replace any insurance policy covering the officers or Managers of the Company or its Subsidiaries, or any other material insurance policy of the Company or its Subsidiaries;
(u)    distribute any assets to the Members (or other holders of Units) in any medium other than cash (it being understood that accruals under Section 4.2 shall occur without the necessity of consent by any Person);
(v)    except as permitted by Article IV, make any payments or Distributions to, or effect any redemptions in respect of, Common Units, in each case, prior to the redemption or liquidation of all Class B Preferred Units in accordance with the terms hereof, unless such redemption or liquidation is simultaneous with the redemption in full of all Class B Preferred Units;
(w)    change the composition of the Board unless in accordance with Section 5.2;
(x)    hire or fire any employee that is a Key Company Employee; or
(y)    take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.
Section 5.9    Class B Preferred Member Approval Requirement. Notwithstanding anything to the contrary in this Agreement (including duplicative provisions in Section 5.8), so long as there are any Class B Preferred Units outstanding, none of the Company, any of its Subsidiaries nor any officer or agent of the Company on behalf of the Company or any of its Subsidiaries (including the Operator) shall take any of the following actions without having first obtained the approval of the Class B Representative (collectively, the “Class B Preferred Member Approval Rights”):

(a)    take any action, authorize, approve, or otherwise effect the matters set forth in Section 5.8(a), Section 5.8(b), Section 5.8(c), Section 5.8(d), Section 5.8(e), Section 5.8(f), Section 5.8(g), Section 5.8(h), Section 5.8(i), Section 5.8(l), Section 5.8(n), Section 5.8(p), Section 5.8(q), Section 5.8(s), Section 5.8(t), Section 5.8(u) or Section 5.8(w);
(b)    determine, approve, amend or adjust the formula for calculating the amount of Available Cash;
(c)    enter into or amend any material customer agreement relating to the assets of the Company, including the Contributed Assets and the Existing Company Assets;
(d)    increase the MSA Reimbursement Amount;
(e)    effect or permit any Fundamental Change, unless all outstanding Class B Preferred Units and Class A Common Units held by Sponsor (or its Permitted Transferee) are redeemed upon consummation thereof in accordance with the terms of this Agreement;
(f)    create, grant, issue or otherwise exchange any Equity Securities or other securities (other than Indebtedness to the extent permitted under Section 5.8(a)) that (i) have a liquidation preference or any rights senior to or on parity with the Class B Preferred Units, (ii) require the Company to pay dividends or distributions that will have priority to or parity with dividends or distributions payable on the Class B Preferred Units, or (iii) have rights to dividends or distributions that would reduce the Class B Preferred Units’ Distributions hereunder or that would be permitted to receive cash Distributions prior to redemption or liquidation in full of all outstanding Class B Preferred Units as required hereunder;
(g)    subject to Section 3.3, create, grant or issue any Equity Securities or other securities that have a liquidation preference or any rights junior to the Class B Preferred Units, unless such creation, grant or issuance (i) (1) occurs at least five years after the Closing and (2) the proceeds from such creation, grant or issuance are first used to redeem all outstanding Class B Preferred Units or (ii) is in accordance with Section 4.2(e);
(h)    sell, exchange or otherwise dispose of any interest in the assets or properties of the Company (i) other than in an arms-length transaction with third parties at Fair Market Value and (ii) not in excess of $5,000,000 in any one transaction or series of related transactions in a twelve-month period, unless the proceeds from such sale are first used to redeem in full all outstanding Class B Preferred Units;
(i)    in addition to those rights set forth in Section 5.15, grant any consent pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii) of the Commercial Agreement; or
(j)    take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.
Section 5.10    QF Event Approval Requirement. Notwithstanding anything to the contrary in this Agreement (including duplicative provisions in Section 5.8), during the pendency of any QF Event (whether a QF Event or a Change in Law QF Event), without having first obtained the approval of the Class B Representative, none of the Company, any of its Subsidiaries nor any officer or agent of the Company on behalf of the Company or any of its Subsidiaries shall take any action, authorize, approve, or otherwise effect any matter that would contravene any of the Class B Preferred Member Approval Rights. If any Class B Preferred Member Approval Right would cause any holder of the Class B Preferred Units to no longer be deemed a Passive Investor during the pendency of any QF Event, then the Parties shall in good faith modify such Class B Preferred Member Approval Right to the minimum extent necessary to ensure the holders of the Class B Preferred Units will continue to qualify as Passive Investors. Notwithstanding the foregoing, any modification of a Class B Preferred Member Approval Right pursuant to the preceding sentence shall be no more adverse to the holders of the Class B Preferred Units than necessary (as determined by such holders of the Class B Preferred Units in their reasonable discretion) to ensure that each holder of the Class B Preferred Units continues to qualify as a Passive Investor during the pendency of any QF Event. In the event of any such QF Event, the Company shall cooperate with each Member to submit to the FERC such filings, notices, applications, and reports as are necessary or advisable with respect to any conversion of each Class B Preferred Member to Passive Investor status. Upon the conclusion of any QF Event, each Class B Preferred Member may at its election return to the exercise of all of its rights hereunder and need not remain a Passive Investor, and in such event the Company shall cooperate with the each Member to submit to the FERC such filings, notices, applications, and reports as are necessary or advisable with respect to any cessation of Passive Investor status.
Section 5.11    Bankruptcy Events. Without the consent of the Board, the Class B Representative and the Independent Manager, and once the Board appoints an additional Independent Manager pursuant to Section 5.2(a), the Independent Managers, the Board or any Board committee shall not be authorized or empowered, nor shall the Board or any Board committee permit the Company, to take any Bankruptcy Event and the Board and any Board committee may not vote on, or authorize the taking of, any Bankruptcy Event, unless the Independent Managers have participated in such vote on or authorization of such taking of such Bankruptcy Event.
Section 5.12    Committee Membership. Each of CREH and the Class B Representative shall have the right to have at least one CREH Manager and Class B Manager, respectively, appointed to serve on each committee of the Board.
Section 5.13    Officers.
(a)    The officers of the Company shall be such officers as the Board from time to time may deem proper. All officers of the Company shall be appointed by the Board. All officers shall each have such powers and duties as generally pertain to their respective offices or as may be prescribed by the Board.
(b)    Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 5.13(c).
(c)    Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment such removal is in the Company’s best interests. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
(d)    A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term.
Section 5.14    Limitation of Liability; Manager and Office Insurance.
(a)    Except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Delaware Act, no present or former Manager, nor any such Manager’s Affiliates, employees, agents or representatives, shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as Manager. Except as otherwise provided in this Agreement, the limitation of liability set forth in the prior sentence shall not apply to the extent the act or omission was attributable to such Person’s actual fraud, bad faith, willful misconduct or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager in good faith reliance on such advice shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member.
(b)    The Company shall obtain and maintain, at its sole cost and expense, director and officer insurance, which director and officer insurance shall be with an underwriter or underwriters, and having coverage limits and other terms and conditions, reasonably acceptable to the Board.
Section 5.15    Enforcement of Affiliate Contracts. In the event of (i) any breach or default under any Affiliate Contract by an Affiliated Counterparty or failure to exercise a material right or consent or make any material election that would be beneficial to the Company, and (ii) the failure of the Company or its applicable Subsidiary to commence in a commercially reasonable period of time (in any event within five Business Days of receiving notice of the events in preceding clauses (i) or (ii)) or diligently prosecute thereafter reasonably appropriate enforcement or termination measures in respect of such breach or default, each of the Members and the Company agree that any non-conflicted Member(s) shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such matter, without the requirement of the approval by the Board or any other Person, including the other Member(s).

Section 5.16    Separateness.
(a)    The Company shall take all reasonable steps to maintain its identity as a separate legal entity from each other Person and to make it manifest to third parties that it is a separate legal entity. Without limiting the generality of the foregoing, the Company shall:
(i)    maintain its own books, records and agreements as official records and separate from those of its Affiliates and Members and all other Persons;
(ii)    maintain its bank accounts separate from those of its Affiliates and Members and all other Persons;
(iii)    at all times hold itself out to the public as a legal entity separate from its Affiliates and Members and all other Persons and not identify itself or hold itself out as a division of any other Person;
(iv)    conduct its business in its own name and hold all of its assets in its own name and not commingle its property with the property of any of its Affiliates and Members and all other Persons;
(v)    hold at least quarterly meetings of the Board as required pursuant to Section 5.3 and otherwise observe all organizational formalities set forth in the Governing Documents;
(vi)    maintain an arm’s-length relationship with Affiliates of CRC;
(vii)    not hold out its credit as being available to satisfy the obligations of any other Person, including CRC and its Affiliates;
(viii)    not become or remain liable, directly or contingently, in connection with any Indebtedness or other liability of CRC or any of its Subsidiaries, whether by guaranty, indorsement (other than indorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise;
(ix)    not grant or permit to exist any lien, encumbrance, claim, security interest, pledge, guarantee or other right in favor of any Person in the assets of the Company or its Subsidiaries that secures the obligations or is for the benefit of CRC and its Subsidiaries;
(x)    not make any loans or advances or transfer any funds to CRC or its Subsidiaries;
(xi)    file its own tax return and pay on its own behalf any Taxes;
(xii)    not commingle its funds or assets with the funds or assets of any other Person;

(xiii)    pay its own liabilities and expenses only out of its own funds;
(xiv)    use separate stationary, invoices and checks bearing its own name;
(xv)    correct any known misunderstanding regarding its separate identity; and
(xvi)    not acquire any obligations or securities of CRC or any of its Subsidiaries.
(b)    The Members acknowledge and agree that the Company is a special purpose, non-guarantor, unrestricted Subsidiary of CRC and any Affiliate thereof and shall be bankruptcy remote from CRC and any Affiliate of CRC that is not the Company.
Section 5.17    FERC Compliance. The Company shall take all actions necessary to comply in all material respects with those requirements of FERC that apply to the Company, to the Elk Hills Power Plant, to the maintenance of QF Status in respect of the Elk Hills Power Plant, and to the preservation of all of the exemptions from regulation set forth in 18 C.F.R. Part 292 Subpart F, such that the Elk Hills Power Plant shall comply at all times with the requirements set forth in 18 C.F.R. § 292.205, in each case, to the extent such requirements are applicable as of the Execution Date and shall use commercially reasonable efforts to comply with any applicable successor regulations. The Company shall maintain in full force and effect its “market-based rate” authority (as that term is used under 18 C.F.R Part 35 Subpart H) without any “mitigation” (as that term is used under 18 C.F.R. § 35.38) to the extent such requirements are applicable as of the Execution Date and shall use commercially reasonable efforts to comply with any applicable successor regulations. The Company shall promptly cooperate with the Class B Representative with respect to all affiliate and reporting information to which any “affiliate” of the holders of the Class B Preferred Units that is also an “affiliate” of the Company (as the term “affiliate” is defined by FERC under 18 C.F.R. Part 35 Subpart H) is subject. The Company shall comply in all material respects with the electric reliability and other requirements applicable to the Company and the Elk Hills Power Plant under 18 C.F.R. Part 40 to the extent such requirements are applicable as of the Execution Date and shall use commercially reasonable efforts to comply in all material respects with respect to any applicable successor regulations. Each Member shall provide to the Company, and the Company shall provide to all Members, the FERC “Appendix B” listing of each Member’s affiliates (as the term “affiliate” is defined by FERC under 18 C.F.R. Part 35 Subpart H), promptly whenever any change to such Member’s or the Company’s “Appendix B” becomes known to such Member or to the Company, as applicable. The Company shall immediately notify the Class B Representative of any fact, circumstance, or event that would reasonably be expected to cause the Elk Hills Power Plant to cease to comply with any material requirement of FERC applicable to such QF Status, in addition to complying with any other notice or disclosure requirement set forth in this Agreement. The Company shall promptly (a) notify each Member of any actual, pending or threatened proceeding, investigation, data request, summons, subpoena, or notice in respect of 18 C.F.R. Part 1b, Part 1c, Part 33, Part 35, or Part 292 and notify the Class B Representative of any rejection by FERC of any filing thereunder and (b) notify each Member of any information known to the Company regarding the Company or the Elk Hills Power Plant with respect to any hostile proceedings commenced by or before any “state commission” (as that term is defined under 18 C.F.R. § 1.101(k)) having any actual or asserted jurisdiction over either of them. Prior to the Company filing or causing to be filed with FERC any application, certification, or filing under any of 18 C.F.R. Part 1b, Part 1c, Part 33, Part 35, or Part 292, the Company will provide each Member with a reasonable period of time for review and comment, provided that the Company need provide no such notice with respect to any factually accurate and timely “Electric Quarterly Report”. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, neither the Company nor the Class B Preferred Member shall oppose, obstruct, or protest the maintenance of QF Status by the Elk Hills Power Plant nor the sale of electricity by the Company in any proceeding by or before the FERC that specifically concerns QF Status of the Elk Hills Power Plant.
Section 5.18    Gas Supply Agreement. Upon the occurrence of (i) a Trigger Event other than a Liquidity Trigger Event, prior to the expiration of the Five Year Redemption Period or the Seven and One-Half Year Redemption Period, as applicable, or (ii) a Trigger Event that is a Liquidity Trigger Event prior to the expiration of the Five Year Redemption Period or the Seven and One-Half Year Redemption Period, as applicable, together with the occurrence of either (A) any of the events described in clause (b), (d), (e), (f) or (g) of the definition of “Trigger Event” or (B) failure of the Company to pay in cash any portion of Preferred Distribution when required to be paid by the Company pursuant to Section 4.2 (including any required Preferred Deferred Distribution Cash Payments), the Class B Representative may elect to cause the Company to terminate the Gas Supply Agreement by causing the Company to provide written notice of termination to the counterparty under the Gas Supply Agreement. If the event giving rise to the election in the preceding sentence has been cured within 15 days, the Company shall promptly notify the counterparty to the Gas Supply Agreement and such termination shall not take effect. In the event the Class B Representative causes the Company to terminate the Gas Supply Agreement pursuant to this Section 5.18, the Class B Representative shall have the right to cause the Company to enter into a substitute arrangement to replace the Gas Supply Agreement that (a) provides for the supply of gas to the Company at the lowest available market price therefor existing as of such time (as reasonably determined by the Class B Representative) and (b) is otherwise on terms reasonably satisfactory to the Class B Representative.
ARTICLE VI
EXCULPATION AND INDEMNIFICATION; DUTIES
Section 6.1    Indemnification.
(a)    Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity. Notwithstanding the foregoing, an Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)    Any right to indemnification conferred in this Section 6.1 shall include a limited right to be paid or reimbursed promptly by the Company for any and all reasonable and documented out-of-pocket expenses as they are incurred by a Indemnitee entitled or authorized to be indemnified under this Section 6.1 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnitee of its good faith belief that he has met the requirements necessary for indemnification under this Section 6.1 and a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 6.1 or otherwise.
(c)    The indemnification provided by this Section 6.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    The provisions of this Section 6.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(f)    Any amendment, modification or repeal of this Section 6.1 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(g)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 6.1(A), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.1 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
Section 6.2    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any Substituted Member or any Additional Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee breached this Agreement or aided and abetted a breach of this Agreement (or in the case of the Independent Manager, materially breached this Agreement or aided and abetted a material breach of this Agreement), acted in bad faith or engaged in fraud, gross negligence, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 6.3    Duties.
(a)    To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, the Managers (each in his or her capacity as a Manager) shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member or other holder of Units or any other Person. Whenever the Board, or any committee thereof, makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in this Agreement (including, for the avoidance of doubt, as provided in the preceding sentence), the Board, or such committee (as the case may be), shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law or at equity. A determination, other action or failure to act by the Board or any committee thereof (as the case may be) will be deemed to be in good faith unless the Board or any committee thereof (as the case may be) believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. Notwithstanding the foregoing, to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, no Manager shall be liable to the Company, any Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless such Member acted in bad faith or engaged in willful misconduct.
(b)    To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other duty existing at law or in equity (including any fiduciary duties), in taking or otherwise consenting to any action pursuant to Section 5.11, an Independent Manager shall consider only the interests of the Company (and to the extent the Independent Manager is voting with respect to a Subsidiary, the Subsidiary) and the Class B Preferred Members. Except for duties to the Company (and to the extent the Independent Manager is voting with respect to a Subsidiary, the Subsidiary) and the Class B Preferred Members as set forth in the immediately preceding sentence, an Independent Manager shall not have any fiduciary duties to and shall have no obligation to consider the interests of any other Member or other holder of Units or any other Person. Notwithstanding the foregoing, nothing in this Section 6.3(b) shall eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, an Independent Manager shall not be liable to the Company, any Member, Manager, or other holder of Units or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. An Independent Manager is hereby designated as a “manager” within the meaning of Section 18-101(10) of the Delaware Act. Notwithstanding the foregoing, all right, power and authority of an Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and an Independent Manager shall otherwise have no authority to bind the Company or any Subsidiary. The Company does not currently have any Subsidiaries; however, in the event a Subsidiary of the Company is formed, the Independent Manager shall have the right to review, modify and approve the organizational documents of the Subsidiary as such documents relate to the duties, rights and authority of the Independent Manager.
(c)    To the extent that, at law or in equity, a Member (in its capacity as such) owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Units or any other Person pursuant to applicable laws or this Agreement such duty is hereby eliminated to the fullest extent permitted pursuant to law, including Section 18-1101(c) of the Delaware Act, it being the intent of the Members that to the extent permitted by law and except to the extent another express standard is specified elsewhere in this Agreement, no Member (in its capacity as such) shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Units or any other Person, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, no Member shall be liable to the Company, any other Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless such Member acted in bad faith or engaged in willful misconduct.
(d)    Subject to, and as limited by the provisions of this Agreement, the officers of the Company in the performance of their duties as such, shall act in good faith and to the best of their abilities.

(e)    The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of the Board, an officer of the Company or a Member otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of the Board, officer or Member. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (a) none of the Members would be willing to make an investment in the Company or enter into this Agreement in the absence of this Section 6.3, and (b) they have reviewed and understand the provisions of Section 18-1101(c) and (e) of the Delaware Act.
(f)    Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Member.
Section 6.4    Lack of Authority. No Member in its capacity as such has any management power over the business and affairs of the Company or the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to and not revoked from such Member by the Board. The Members hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement. For the purposes of clarity, nothing in this Section 6.4 is intended to, and nothing in this Section 6.4 shall be construed to, derogate from the rights of the Class B Preferred Members expressly contemplated by this Agreement.
Section 6.5    Corporate Opportunities.
(a)    Subject to Section 6.5(b), and except as otherwise provided in any other agreement or contract to which the Company is a party, including the Commercial Agreement and the MSA, (i) each Member and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Member, and (ii) neither of the Company, any Member or any other Person shall have any rights by virtue of this Agreement or the business relationship established hereby in any business ventures of any Member or officer of the Company and their respective Affiliates.
(b)    The Company and each of the Members acknowledge and agree that, without the prior written approval of the Class B Representative or pursuant to the exceptions in favor of CREH and its Affiliates set forth in Section 6.1(b) and Section 6.1(c) of the Commercial Agreement, none of CREH or its Affiliates may enter into arrangements with providers other than the Company of electricity, steam or Gas (as defined in the Commercial Agreement) or processing services in violation of the Power and Gas Services ROFO (as defined in the Commercial Agreement).

(c)    Notwithstanding any duty otherwise existing at law or in equity, an Independent Manager and any Affiliate of an Independent Manager may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company or Members shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION
Section 7.1    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws, on an accrual basis in accordance with GAAP.
Section 7.2    Information Rights; Reports.
(a)    The Company shall deliver or cause to be delivered to each Member, within 120 days after the end of each Fiscal Year, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year (collectively, the “Annual Statements”) and, within 90 days after the end of each Fiscal Year, drafts of the Annual Statements. All Annual Statements shall be accompanied by (i) with respect to the consolidated portions of the Annual Statements, an opinion of an independent accounting firm of recognized national standing acceptable to the Board, (ii) a copy of such firm’s annual management letter to the Board or the governing board of directors or managers of any Subsidiary of the Company and (iii) the information described on the Schedule of Information applicable to such Fiscal Year and such information for the Fiscal Year following such Fiscal Year, if applicable.
(b)    The Company shall deliver or cause to be delivered to each Member, within 45 days after the end of each of the first three Fiscal Quarters, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter (collectively, the “Quarterly Statements”). All Quarterly Statements shall be accompanied by a reasonably detailed description of the information described on the Schedule of Information applicable to such Fiscal Quarter and such information for the Fiscal Quarter following such Fiscal Quarter, if applicable.
(c)    The Company shall use commercially reasonable efforts to deliver or cause to be delivered to each Member, promptly upon completion thereof, but in any event within 30 days after the end of each month, monthly operating and financial reports prepared by or on behalf of the Company, including with respect to compliance with the then-effective Annual Budget.

(d)    The Company shall use commercially reasonable efforts to deliver or cause to be delivered to each Member, (i) not later than 45 days prior to the end of each Fiscal Year, the Annual Budget prepared on a monthly basis for the Company and its Subsidiaries for the following Fiscal Year, (ii) promptly upon completion or discovery thereof (as applicable), any other significant budgets prepared by the Company or any of its Subsidiaries, any material revisions of such Annual Budget or such other budgets and any expected deviations from the Annual Budget or such other budgets and (iii) simultaneously with the delivery of any Annual Statements or Quarterly Statements, as applicable, a comparison of (A) such Annual Statements or Quarterly Statements to the Annual Budget or quarterly portion thereof for such Fiscal Year or Fiscal Quarter, as applicable, and (B) the Company’s and its Subsidiaries’ capital expenditures for such Fiscal Year or Fiscal Quarter to the corresponding Annual Budget or quarterly portion thereof, as applicable.
(e)    The Company shall deliver or cause to be delivered to each Class B Preferred Member all notices, correspondence, reports, instruments, writings, contracts, claims, assertions, demands, records, invoices and other communications received by the Operator in respect of the Company and its Subsidiaries under the MSA promptly upon receipt thereof by the Company and its Subsidiaries and/or the Gas and Power Operations Manager (or such similar title) from the Operator pursuant to the MSA.
(f)    The Company shall deliver or cause to be delivered to each Member, promptly upon the reasonable request of such Member, such other reports and information (in any form, electronic or otherwise) that are customarily provided to a holder of equity in a similar company and prepared by the Company in the ordinary course or are otherwise not materially burdensome to prepare.
Section 7.3    Inspection by Members. Except as may be necessary to preserve attorney-client or similar privilege of the Company (as determined in good faith by the Company’s legal counsel), any Member, and any accountants, attorneys, financial advisors and other representatives of such Member, may from time to time at such Member’s sole expense for any reasonable purpose, visit and inspect the respective properties of the Company or any of its Subsidiaries, examine (and make copies and extracts of) the Company’s or any of its Subsidiaries’ respective books, records and documents of any kind, and discuss the Company’s or any of its Subsidiaries’ respective affairs with its employees or independent accountants, all at such reasonable times during normal business hours as such Member may request upon at least five Business Days’ advance written notice. Notwithstanding the foregoing, no Member shall be entitled to engage in such visit, inspection, examination or discussion as provided for in this Section 7.3 on more than four occasions in any one Fiscal Year. If, however, a Trigger Event has occurred and is ongoing, then there shall be no restrictions on the number of times the Class B Preferred Member may engage in such visits, inspections, examinations or discussions, as applicable. For avoidance of doubt, nothing in this Section 7.3 shall impinge upon or interfere with any Manager’s right to examine (and make copies and extracts of) the Company’s or any of its Subsidiaries’ respective books, records and documents or otherwise engage in any visits, inspections, examinations and discussions referenced in this Section 7.3.

Section 7.4    Public Disclosure. Unless required by law, including the rules and regulations of any securities exchange (with the advice of counsel to the Company), no press release or public announcement related to the Company, any of the Company’s Subsidiaries, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Member, a Manager, the Company or any of its Subsidiaries without the advance approval of the Board, in which case the Board shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication. The foregoing restriction shall not apply to the extent that the disclosing Member, Manager, the Company or relevant Subsidiary is making such communication pursuant to any of such Person’s bona fide financial or public reporting obligations under applicable law, including the rules and regulations of any securities exchange (including reasonable and customary disclosures of non-competitively sensitive information, as determined by such disclosing Person in its reasonable discretion, in response to questions on earnings calls).
ARTICLE VIII
TAX MATTERS
Section 8.1    Preparation of Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal, state and local tax returns for the Company. The Company shall cause the Company to make the elections described in Section 8.2 (to the extent applicable). The Company shall provide each Member and, in the case of (b) and (c) below, each Person who was a Member at any time during a taxable year, with (a) drafts of all income tax returns the Company is required to prepare at least 30 days prior to the submission of such tax returns to the applicable Governmental Entity and shall incorporate all reasonable written comments into such tax returns, (b) an estimated K-1 no later than 30 days after the end of the applicable taxable year, (c) a final K-1 (and any other information necessary for the preparation of such Person’s United States federal and state income tax returns) no later than 145 days after the end of the applicable taxable year and (d) information reasonably requested by such Member to allow it to calculate its federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable taxable year no later than 20 days prior to the due date of the applicable federal quarterly estimated tax payment. The Company shall prepare or cause to be prepared all federal, state and local tax returns of the Company on a timely basis and shall furnish to each Member copies of all tax returns of the Company that are actually filed promptly after their filing. Notwithstanding any of the foregoing to the contrary, the Company may delegate its responsibilities under this Section 8.1 to any Person that the Board determines is qualified to assume such responsibilities.
Section 8.2    Tax Elections. The Taxable Year shall be the Fiscal Year unless the Board shall determine otherwise or as required by law. Except as provided in this Section 8.2 and subject to Section 5.1, the Board shall determine whether to make or revoke any available election pursuant to the Code other than the election to be treated as a partnership for federal income tax purposes. If a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of an “Interest”, as described in Section 743 of the Code, occurs, on request by notice from the transferring Member (if a transfer) or any Member (if a distribution), the Company will elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties. Each Member will upon request supply any information necessary to give proper effect to any elections made by the Company.
Section 8.3    Tax Controversies. CREH shall be the Tax Matters Partner to the extent applicable for taxable years beginning before January 1, 2018, and CREH (or an individual designated by CREH) shall be the Partnership Representative for purposes of the Partnership Tax Audit Rules, in each case, under the direction and supervision of the Board. In addition, the Board is hereby authorized, if there is cause to remove CREH (or its designee) as Partnership Representative, to designate any other Person selected by the Board as the Partnership Representative. The Board is also authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of CREH, its designee or the Person selected by the Board as the Partnership Representative. Each Member agrees to take, such other actions as may be requested by the Board to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative is authorized, at the direction of the Board, to make any available election related to Sections 6221 through 6241 of the Code and take any action it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under Sections 6221 through 6241 of the Code. Notwithstanding the foregoing provisions of this Section 8.3, a Member’s consent (which is not be unreasonable withheld, conditioned or delayed) shall be required for any action to be taken by the Tax Matters Partner or the Partnership Representative and any settlement with a taxing authority, in each case that could have a disproportionate adverse effect on such Member.
ARTICLE IX
UNIT TRANSFERS; OTHER EVENTS
Section 9.1    Record Holders. The Company shall keep a register or other records which reflect the Units. Except as otherwise required by law, the Company shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Unit, to receive distributions in respect of such Unit, to vote as the owner of such Unit and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Unit.
Section 9.2    Transfer Restrictions.
(a)    No Member may Transfer any of its Units except in accordance with this Section 9.2 and, if applicable, Section 9.8, Section 9.9, Section 11.1, Section 11.2 and Section 11.3.
(b)    For so long as any Class B Preferred Units remain issued and outstanding, CREH and its Permitted Transferees shall not Transfer any of their Class A Common Units, Class C Common Units or Class D Common Units in a single transaction or series of related transactions without the prior written consent of the Class B Representative, other than to a Permitted Transferee of CREH (provided that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.9 and Section 9.4).

(c)    Prior to the earlier to occur of the seven and one-half year anniversary of the Closing and the occurrence and continued existence of a Trigger Event, Sponsor and its Permitted Transferees shall not Transfer any of their Class A Common Units, Class B Preferred Units or Class C Common Units in a single transaction or series of related transactions without the prior written consent of CREH. Notwithstanding the foregoing, this Section 9.2(c) shall not restrict any such Transfers by Sponsor or its Permitted Transferees to (i) any Permitted Transferee of Sponsor (provided further that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.9 and Section 9.4) or (ii) any financial investor that, at the time of determination hereunder, is not party to an active action or proceeding with CRC or any of its Affiliates in which the amount of controversy is or could be in excess of $250,000.
(d)    Notwithstanding anything to the contrary in this Article IX, no Transfer of Units shall be permitted if such Transfer would:
(i)    violate the then applicable federal or state securities laws or rules and regulations of the Securities Exchange Commission, any state securities commission or any other Governmental Entity with jurisdiction over such Transfer;
(ii)    terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;
(iii)    cause the Company to be treated as an association taxable as a corporation or otherwise not to be treated as a partnership for U.S. federal income tax purposes;
(iv)    cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended, or subject the Company, any of its Subsidiaries to the Investment Advisers Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended; or
(v)    violate any other provision of this Agreement.
(e)    Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the Board has the power to rescind such Transfer, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Company.
Section 9.3    Effect of Transfer. Any Member who shall Transfer any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. For the avoidance of doubt, this Section 9.3 shall in no way affect the rights or privileges of a Member with respect to any Units still held by such Member.
Section 9.4    Additional Restrictions on Transfer.
(a)    Each Transferee of Units, as a condition prior to such Transfer, shall execute and deliver to the Company a joinder or counterpart to this Agreement in form and substance acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.
(b)    In connection with the Transfer of any Unit, the holder of such Unit or Interest will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.
(c)    No Member shall engage in any action that could facilitate the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Member by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Member) with the intent to avoid the provisions of this Agreement.
(d)    In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulations Section 1.7704-1(h), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)).
Section 9.5    Transfer Fees and Expenses. The Transferor and Transferee of any Units in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Company for any Transfer or proposed Transfer, whether or not consummated.
Section 9.6    No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.
Section 9.7    Closing Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.
Section 9.8    Tag-Along Rights.
(a)    If CREH or any of its Permitted Transferees (collectively, a “Selling Member”) proposes to Transfer any of its Class A Common Units or Class C Common Units in one transaction or a series of related transactions to a third party (a “Proposed Third-Party Sale”), then Sponsor and any of its Permitted Transferees, in their capacity as a Common Member (each, a “Tag-Along Member”) shall have a right (a “Tag-Along Right”) to sell such Tag-Along Member’s pro rata share of the aggregate number of such class of Common Units (or, if applicable, indirect interests) to be Transferred in such Proposed Third-Party Sale (the “Offered Interests”). A Tag-Along Member’s pro rata share of the Offered Interests shall be shall be determined by dividing (i)

the number of such class of Common Units held by such participating Tag-Along Member by (ii) the number of such class of Common Units held by all participating Tag-Along Members and the Selling Member (the number of Common Units that may be included in a Transfer by exercise of a Tag-Along Right which, for clarity, shall be the same class of Common Units as the Offered Interests, the “Tag-Along Units”). As a result, the number of Common Units the Selling Member shall be entitled to Transfer shall be reduced by the aggregate number of Tag-Along Units. For the purposes of clarity, it is agreed that the provisions of this Section 9.8 shall not apply with respect to any Permitted Transfer.
(b)    If the Selling Member proposes to make a Proposed Third-Party Sale, the Selling Member shall notify each Tag-Along Member (such notice, a “Sale Notice”) at least ten Business Days prior to the date of such Transfer. Each Sale Notice shall set forth: (i) a description of the Common Units to be Transferred pursuant to such Proposed Third-Party Sale; (ii) the identity of the Transferee in such Proposed Third-Party Sale; (iii) the proposed amount and form of consideration and the other material terms and conditions of such Proposed Third-Party Sale being offered by the Transferee; and (iv) if any portion of the consideration to be paid is other than cash, all material information in the Selling Member’s possession regarding such non-cash consideration (preceding clauses (i) through (iv), collectively, the “Third Party Terms”). The Third Party Terms applicable to the Transfer of any Common Units or indirect interests therein purchased from the Tag-Along Member pursuant to this Section 9.8 shall be the same as the terms and conditions applicable to the Transfer of the Common Units (or indirect interests therein) (including the amount and form of consideration per Common Unit to be paid therefor), as applicable, by the Selling Member in the Proposed Third-Party Sale.
(c)    The aggregate purchase price paid for the Common Units (or indirect interests therein), as applicable, in connection with such Proposed Third-Party Sale will be allocated among the Selling Member and the participating Tag-Along Members pro rata in accordance with such Selling Member’s and Tag-Along Members’ respective Common Units being Transferred in such Proposed Third-Party Sale.
(d)    A Tag-Along Right may be exercised by a Tag-Along Member by delivery of a written notice to the Selling Member (the “Tag-Along Notice”) within ten Business Days following receipt of the Sale Notice from the Selling Member (the “Notice Period”). The Tag-Along Notice shall state the Common Units or indirect interests therein held by the Tag-Along Member that such Tag-Along Member proposes to include in such Proposed Third-Party Sale and include an offer to sell such Common Units or indirect interests therein held by the Tag-Along Member on the same terms and conditions as specified in the Sale Notice. If one or more Tag-Along Members deliver a Tag-Along Notice within the Notice Period, then the Selling Member shall be prohibited from selling any of the Offered Interests or indirect interests therein to the proposed Transferee in the Proposed Third-Party Sale unless the Selling Member procures that such Transferee (or its designee) also purchases the applicable Common Units or indirect interests therein held by the participating Tag-Along Member(s) on the Third Party Terms. If no Tag-Along Member delivers a Tag-Along Notice within Notice Period, the Selling Member shall thereafter, without again complying with this Section 9.8, have the right to sell all (but not less than all) of the Offered Interests to the Transferee within six months of the date of the Sale Notice for a purchase price and on other terms and conditions that, on the whole, are no more favorable to the Selling Member than the Third Party Terms specified in the Sale Notice.
(e)    At the closing of a Transfer by the Tag-Along Member to Transferee pursuant to this Section 9.8 (and after allowing for the expiration or termination of all waiting periods under the HSR Act, if applicable), such Transferee shall remit to each Tag-Along Member (i) the consideration for the Common Units or indirect interests therein, of the Tag-Along Member Transferred pursuant to this Section 9.8 less (ii) any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms. The amount escrowed or held back pursuant to preceding clause (ii) shall be pro rata among all Common Members that are Transferring the Common Units or indirect interests therein in such Proposed Third-Party Sale. Additionally, in connection with any such closing of a Transfer by the Tag-Along Member to Transferee pursuant to this Section 9.8, each Tag-Along Member must (x) deliver to the Selling Member certificates (if any) or other evidence of ownership representing such Common Units or indirect interests therein with instruments of transfer as may be reasonably requested by the Selling Member in such Proposed Third-Party Sale or the Company, and (y) comply with any other conditions to closing applicable to the Selling Member in such Proposed Third-Party Sale. In addition, the Tag-Along Member shall not be required to bear more than its pro rata share of all liabilities of the Common Members Transferring Common Units or indirect interests therein in such transaction (based on the Common Units or indirect interests therein Transferred by each of them) for the representations, warranties and other obligations incurred in connection with the transactions contemplated by the Sale Notice (other than with respect to representations and warranties relating to the ownership of the Tag-Along Member’s Common Units or indirect interests therein or otherwise relating solely to the Tag-Along Member). The consideration paid by the Transferee to the Tag-Along Member pursuant to this Section 9.8 shall be in the same form and have the same rights as the consideration paid by the Transferee to the Selling Member. All reasonable fees and expenses incurred by the Selling Member (including in respect of financial advisors, accountants and counsel to the Selling Member) in connection with a Transfer pursuant to this Section 9.8 shall be shared by the Selling Member and the Tag-Along Members pro rata in proportion to the consideration received by such Members.
Section 9.9    Company’s Right to Redeem Sponsor’s Class C Common Units. Subject to the satisfaction of the provisions of Section 9.2 and the other restrictions set forth in this Article IX, from and after the date on which the Class B Preferred Units and Class A Common Units held by Sponsor (or any of its Permitted Transferees) are redeemed in full by the Company, if Sponsor or any of its Permitted Transferees (each, a “Class C Common Unit Transferor”) desires to Transfer any of its Class C Common Units in one transaction or a series of related transactions other than to a Permitted Transferee of such Class C Common Unit Transferor (a “Class C Common Unit Proposed Third-Party Sale”), such Class C Common Unit Transferor shall provide notice thereof to the Company prior to pursuing such Class C Common Unit Proposed Third-Party Sale. Within ten Business Days of receiving such notice from such Class C Common Unit Transferor, the Company may deliver an irrevocable written offer, by providing such written offer to such Class C Common Unit Transferor, to redeem in full such Class C Common Units (such offer, the “Class C Common Unit Redemption Offer”) by making a one-time cash payment to such Class C Common Unit Transferor for an amount which the Company shall specify in such Class C Common Unit Redemption Offer (the “Class C Common Unit Redemption Offer Amount”). Upon receipt of such Class C Common Unit Redemption Offer, for a period of 90 days after receipt of the notice, the Class C Common Unit Transferor may either: (a) accept the Company’s offer to redeem such Class C Common Units for the Class C Common Unit Redemption Offer Amount by delivering written notice of its acceptance to the Company (in which case the Company shall redeem such Class C Common Units within 30 days thereafter); or (b) consummate the transactions contemplated by the Class C Common Unit Proposed Third-Party Sale with a Person other than the Company in exchange for consideration that is greater than the Class C Common Unit Redemption Offer Amount. If such Class C Common Unit Transferor does not accept such Class C Common Unit Redemption Offer or otherwise consummate the transactions contemplated by such Class C Common Unit Proposed Third-Party Sale with a Person other than the Company, in each case, within such 90-day period, the Class C Common Units held by such Class C Common Unit Transferor shall once again be subject to this Section 9.9.
ARTICLE X
DISSOLUTION AND LIQUIDATION
Section 10.1    Dissolution. The Company will dissolve and its affairs will be wound up only upon the approval of the Board and, if applicable, the Class B Representative in accordance with Section 5.9.
Section 10.2    Liquidation and Termination. On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator(s) will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided in this Section 10.2. The costs of liquidation will be borne as a Company’s expense. Until final distribution, the liquidator(s) will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Delaware Act and Section 4.4, the steps to be accomplished by the liquidator(s) are as follows:
(a)    The liquidator(s) shall pay, satisfy or discharge from the Company’s funds and assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Delaware Act).
(b)    The Company will dispose of all remaining assets as follows:
(i)    first, the liquidator(s) may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.5; and
(ii)    second, Company property will be distributed among the Members in accordance with Section 4.4.
Section 10.3    Cancellation of Certificate. On completion of the Distribution of the Company’s assets as provided herein, the Board (or such other Person or Persons as the Delaware

Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of Delaware pursuant to this Section 10.3.
Section 10.4    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.
Section 10.5    Return of Capital. The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company’s assets).
Section 10.6    Hart-Scott-Rodino. If the HSR Act is applicable to any Member, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.
ARTICLE XI
REDEMPTION AND EXIT PROVISIONS
Section 11.1    Optional Redemption of Class B Preferred Units and Class A Common Units.
(a)    At any time following the Execution Date, CREH may elect to cause the Company to redeem Sponsor’s Class A Common Units and Sponsor’s Class B Preferred Units, in whole but not in part, on the terms provided in this Section 11.1.
(b)    Prior to expiration of the Five Year Redemption Period, by providing written notice to the Company and the Class B Preferred Member, CREH may elect to either cause the Company to (i) redeem all, but not less than all, of the then-outstanding Class B Preferred Units and Class A Common Units held by Sponsor or its Permitted Transferees by payment in cash (A) to such holders of Class B Preferred Units in respect of each Class B Preferred Unit an amount equal to (1) the then-effective Liquidation Preference for such Class B Preferred Unit plus (2) the then-effective Make-Whole Amount with respect to such Class B Preferred Unit, if any; and (B) to such holders of Class A Common Units in respect of each Class A Common Unit an amount equal to $1,200 per Class A Common Unit (“Five Year Redemption”) or (ii) extend the Five Year Redemption Period to the Seven and One-Half Year Redemption Period. If CREH has not provided notice of its election prior to the Five Year Redemption Period or the Company does not fully redeem such Class B Preferred Units and Class A Common Units on or prior to the Five Year Redemption Period, CREH shall be deemed to have elected to extend the Five Year Redemption Period to the Seven and One-Half Year Redemption Period. For the avoidance of doubt, all of the issued and outstanding Class C Common Units held by Sponsor or its Permitted Transferee as of such time shall remain issued, outstanding and subject to the terms and conditions of this Agreement, including Article IX hereof, notwithstanding redemption by the Company of any such Class B Preferred Units or Class A Common Units pursuant to Five Year Redemption hereunder.
(c)    In the event that CREH elects (or is deemed to have elected) to extend the Five Year Redemption Period to the Seven and One-Half Year Redemption Period pursuant to Section 11.1(b), on or prior to the Seven and One-Half Year Redemption Period, the Company may redeem all, but not less than all, of the then-outstanding Class B Preferred Units and Class A Common Units held by Sponsor or its Permitted Transferee by payment in cash (A) to such holders of Class B Preferred Units in respect of each Class B Preferred Unit an amount equal to (1) the then-effective Liquidation Preference for such Class B Preferred Unit plus (2) the then-effective Make-Whole Amount with respect to such Class B Preferred Unit, if any; and (B) to such holders of Class A Common Units in respect of each Class A Common Unit an amount equal to $1,600 per Class A Common Unit (“Seven and One-Half Year Redemption”). For the avoidance of doubt, all of the issued and outstanding Class C Common Units held by Sponsor or its Permitted Transferee as of such time shall remain issued, outstanding and subject to the terms and conditions of this Agreement, including Article IX hereof, notwithstanding redemption by the Company of any such Class B Preferred Units or Class A Common Units pursuant to Seven and One-Half Year Redemption hereunder.
Section 11.2    Exit Transactions.
(a)    Subject to Section 11.2(b) and Section 11.2(c) and upon the occurrence of (i) a Trigger Event other than a Liquidity Trigger Event prior to the expiration of the Five Year Redemption Period or the Seven and One-Half Year Redemption Period, as applicable, (ii) a Trigger Event that is a Liquidity Trigger Event prior to the expiration of the Five Year Redemption Period or the Seven and One-Half Year Redemption Period, as applicable, together with the occurrence of either (A) any of the events described in clause (b), (d), (e), (f) or (g) of the definition of “Trigger Event” or (B) failure of the Company to pay in cash any portion of Preferred Distribution when required to be paid by the Company pursuant to Section 4.2 (including any required Preferred Deferred Distribution Cash Payments) or (iii) expiration of the Seven and One-Half Year Redemption Period (to the extent the Class B Preferred Units have not been redeemed in full as provided herein as of such time) (each of preceding clauses (i) through (iii), an “Exit Transaction Trigger”), the Class B Representative shall be entitled to cause (and the Members and Board agree to facilitate, as reasonably requested by the Class B Representative) the Company to effect any of the following transactions (each, an “Exit Transaction”) by providing written notice thereof to the Company and the other Members:
(i)    a consolidation or merger of the Company with or into any other business entity or other corporate reorganization;
(ii)    a sale of all or any portion of the outstanding Units;
(iii)    a transaction in which all or substantially all of the assets of the Company are sold, leased or otherwise disposed of; or

(iv)    an IPO.
(b)    In the event of clause (iii) of the definition of Exit Transaction Trigger, the notice required by Section 11.2(a) shall be delivered at least six months prior to the consummation of the Exit Transaction resulting from such Exit Transaction Trigger.
(c)    In the event that the Class B Representative is entitled to cause the Company to effect an Exit Transaction pursuant to Section 11.2(a) as a result of a Trigger Event that is not a Redemption Non-Occurrence, at any time during the first 15 days of the Class B Representative’s written notice to cause the Company to pursue such Exit Transaction, the Company may cure such Trigger Event to the reasonable satisfaction of the Class B Representative.
(d)    If the Class B Representative elects to cause the Company to effect any Exit Transaction, then following good faith consultation with the Board and other Members, the Class B Representative may identify, negotiate, structure and otherwise pursue the Exit Transaction. Any such Exit Transaction may be structured and accomplished as determined by the Class B Representative in its sole discretion, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets, IPO or otherwise. Any such Exit Transaction shall (i) be effected on the terms and conditions negotiated by the Class B Representative, including any terms imposing on the Members’ obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Members equally and (ii) unless otherwise agreed to in writing by the Class B Representative, require that (A) the Commercial Agreement remain in effect from and after consummation of such Exit Transaction pursuant to its terms and/or (B) CREH consent to an assignment of the Commercial Agreement to the acquirer in such Exit Transaction. Notwithstanding the foregoing, no Member shall be required to agree to any restrictive covenants, including non-competition or other restrictions affecting the operation of such Member’s business other than as required by clause (ii) of the preceding sentence. In connection with any Exit Transaction, if requested by the Class B Representative and CREH each of the Members shall waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith. In addition, to the extent such Exit Transaction is an IPO, prior to execution of the underwriting agreement therefor, the Company or its successor and the Members shall enter into a customary registration rights agreement. The registration rights agreement will include demand and piggyback registration rights and a lock up obligation on the Company and the Members (including as they may become stockholders, if applicable) in connection with the IPO and subsequent underwritten equity offerings by the Company or its successor. Any demand and piggyback registration rights and any lock-up obligations shall be no less favorable to the Members other than the Class B Preferred Members than the Class B Preferred Members. In addition, the Company shall, and the Company shall cause its Subsidiaries to, take such action as the Class B Representative may reasonably request in connection with any proposed Exit Transaction, including, without limitation: (i) engaging an investment banker or other advisor in connection with such Exit Transaction; (ii) providing such financial and operational information as the Class B Representative may request; and (iii) causing employees and other representatives of the Company or its Subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Class B Representative in any marketing process in connection with any proposed Exit Transaction.

(e)    If the Class B Representative elects to cause the Company to effect any Exit Transaction, then CREH and its Affiliates shall use their commercially reasonable efforts to obtain as promptly as practicable: (i) the consents or amendments required under the applicable contracts and leases to which CREH or any of its Affiliates is a party that would be necessary to effect such Exit Transaction; and (ii) the consents or amendments to, or the direct assignment of, any purchase, marketing, transportation, storage, processing or sales contract as necessary to effect such Exit Transaction, including in each such case, consent necessary to assign the Commercial Agreement to the acquirer in an Exit Transaction. In addition, CREH and its Affiliates shall use their commercially reasonable efforts in order to provide any potential acquirer in an Exit Transaction with reasonable access upon at least five days’ notice to all reasonably necessary information and properties at reasonable times during normal business hours to permit it to perform due diligence with respect to the proposed Exit Transaction, including access to permits, contracts and infrastructure associated with the properties, but only to the extent that such access is requested prior to the closing of such Exit Transaction. If so requested by CREH or its Affiliates, such potential acquirer shall be required to enter into a customary confidentiality agreement and may be required to enter into customary access agreements prior to being provided with such access.
(f)    The Class B Representative shall regularly consult and reasonably cooperate with the Board and other Members with respect to the status of the sale or marketing process for such Exit Transaction. Notwithstanding the foregoing, the Board and CREH (and its Affiliates) shall have no consent, voting or appraisal rights with respect to the final terms of an Exit Transaction and shall have no right to object to an Exit Transaction that is completed in a manner consistent with this Section 11.2.
(g)    With full power of substitution and re-substitution, each other Member hereby makes, constitutes and appoints the Class B Representative its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 11.2, including any vote or approval required under Section 18-209 of the Delaware Act and any waiver contemplated by Section 11.2(b). The proxy granted pursuant to this Section 11.2(g) is a proxy coupled with an interest and is irrevocable.
(h)    Each of the Members required to participate in an Exit Transaction (collectively, the “Participating Members”), whether in its capacity as a Participating Member, Member or otherwise, and the Company, its Subsidiaries and the Board, shall use commercially reasonable efforts to take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Exit Transaction and any related transactions, including (i) making reasonable and customary representations and warranties, (ii) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments customary for the type of transaction contemplated, (iii) furnishing information and copies of documents, (iv) filing applications, reports, returns, filings and other documents or instruments with Governmental Entities and (v) otherwise using commercially reasonable efforts to fully cooperate with the Class B Representative. Without limiting the generality of the foregoing, each Participating Member agrees to execute and deliver such agreements as may be reasonably specified by the Class B Representative to which all Participating Members will also be party, including agreements to (x) make reasonable and customary individual representations, warranties, covenants and other agreements as to the unencumbered title to its Units and the power, authority and legal right to Transfer such Units, (y) provide other reasonable and customary representations, warranties and indemnities and (z) be severally liable (on a pro rata basis in proportion to the related consideration to be received by the Company or its Members in the Exit Transaction) (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise). In addition: (i) any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Participating Members (in proportion to the relative consideration to be received by each Member in connection with such Exit Transaction); and (ii) the aggregate amount of liability to a Participating Member described in this Section 11.2(h) shall not exceed the proceeds to such Participating Member in connection with such Exit Transaction.
(i)    The closing of an Exit Transaction shall take place at such time and place as the Class B Representative shall specify by notice to each Participating Member no later than five Business Days prior to the closing of such Exit Transaction. At the closing of an Exit Transaction, each Participating Member shall deliver any documentation evidencing the Units to be sold (if any) by such Participating Member and the assignment thereof, free and clear of any liens, against delivery of the applicable consideration.
(j)    Notwithstanding Section 4.3 and Section 4.4, after deductions for (x) amounts paid into escrow or held back, in the reasonable determination of the Class B Representative, for indemnification or post-closing expenses, if any, subject to the proviso in Section 11.2(h), and (y) amounts subject to post-closing purchase price adjustments, if any (provided that, upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the consideration to be received by the Company or its Members in the Exit Transaction, if any, shall be distributed to the Participating Members so that the total amount distributed is in accordance with the order of priority set forth in Section 4.4), the proceeds of any Exit Transaction shall be distributed to the Participating Members in accordance with the order of priority set forth in Section 4.4.
(k)    Any expenses incurred in complying with this Section 11.2 shall be borne exclusively by the Company.
Section 11.3    Change of Control Option Rights.
(a)    The Company shall notify the Class B Representative no later than 15 Business Days prior to the expected consummation of a CRC Change of Control, such notice to specify the nature of the transaction constituting the CRC Change of Control and reasonable details related thereto (including the proposed counterparty, the consideration therefor, and the date of the expected closing and all material agreements related thereto). No later than 5 Business Days prior to the expected consummation of such CRC Change of Control, each holder of Class B Preferred Units may elect by providing written notice to the Company to cause the Company to redeem all, but not less than all, of its then-outstanding Class B Preferred Units (the “CRC Change of Control Option”) by payment in cash to such holders of Class B Preferred Units in respect of each Class B Preferred Unit to be redeemed an amount equal to (i) the then-effective Liquidation Preference multiplied by (ii) 101% (such amount of cash, the “CRC Change of Control Option Redemption

Amount”). Once the holders of the Class B Preferred Units deliver a written notice electing to exercise such CRC Change of Control Option, such notice will be irrevocable without the consent of the Board. The CRC Change of Control Option Redemption Amount shall be paid in cash, by wire transfer of immediately available funds, to an account designated in writing by the Class B Representative, such payment to be made upon consummation of the CRC Change of Control.
(b)    The Company shall notify the Class B Representative no later than 15 Business Days prior to the expected consummation of a CREH Change of Control, such notice to specify the nature of the transaction constituting the CRC Change of Control and reasonable details related thereto (including the proposed counterparty, the consideration therefor, and the date of the expected closing and all material agreements related thereto). No later than 5 Business Days prior to the expected consummation of such CREH Change of Control, each holder of Class B Preferred Units may elect by providing written notice to the Company to cause the Company to redeem all, but not less than all, of the then-outstanding Class B Preferred Units (the “CREH Change of Control Option”) by payment in cash to such holders of Class B Preferred Units in respect of each Class B Preferred Unit to be redeemed an amount equal to (i) the then-effective Liquidation Preference for such Class B Preferred Unit plus (ii) the then-effective Make-Whole Amount with respect to such Class B Preferred Unit, if any (such amount of cash, the “CREH Change of Control Option Redemption Amount”). Once the holders of the Class B Preferred Units deliver a written notice electing to exercise such CREH Change of Control Option, such notice will be irrevocable without the consent of the Board. The CREH Change of Control Option Redemption Amount shall be paid in cash, by wire transfer of immediately available funds, to an account designated in writing by the Class B Representative, such payment to be made upon consummation of the CREH Change of Control.
ARTICLE XII
VALUATION
Section 12.1    Determining Fair Market Value. For all purposes hereunder, “Fair Market Value” shall be the fair value that a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation would be willing to pay, as determined in good faith by the Board, taking into account all relevant factors determinative of value (giving effect to any transfer Taxes payable or discounts in connection with such sale). Notwithstanding the foregoing, the Fair Market Value of the Contributed Assets at the time of the CREH Contribution is set forth on the Schedule of Members attached hereto.
Section 12.2    Objection Procedure. If any Member objects to the Board’s determination of Fair Market Value or the Board is unable to determine a Fair Market Value, the Board and such Members shall submit such objection to a mutually acceptable, nationally recognized independent valuation firm to determine the Fair Market Value of the applicable assets or Units. The Company shall bear the costs of such independent valuation firm. Notwithstanding the foregoing, if a Member objects to the Board’s determination of Fair Market Value, such Member shall bear the costs of such independent valuation firm based upon the percentage that the amount actually objected by such Member but not agreed to by such independent valuation firm bears to the aggregate amount actually contested by such Member.

ARTICLE XIII
MISCELLANEOUS PROVISIONS
Section 13.1    Addresses and Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or (c) delivering such writing to the recipient in person, by courier or by electronic mail transmission; and a notice, request or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on the Schedule of Members, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Section 13.2    Confidentiality. Each Member recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Members (including their respective predecessors and Affiliates) (the “Confidential Information”). Except as otherwise consented to by the Company in writing, each Member agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (a) to authorized directors, managers, officers, representatives, agents and employees of such Member or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Member remains liable for any breach of this provision by such Persons; (b) made by Sponsor to its limited partners, owners, co-investors, and prospective investors; provided that if such limited partners, owners, co-investors, and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Company’s operations), such receiving Person shall be subject to confidentiality provisions at least as restrictive as the confidentiality obligations contained in this Agreement; (c) to any bona fide prospective purchaser of the equity or assets of the Company or its Affiliates or the Units held by such Member, to prospective financing sources, or a prospective merger partner of such Member, the Company or any of their respective Affiliates and, except in connection with transactions where the holders of Class B Preferred Members do not require the approval of the Board to Transfer Units, following prior written notice of such disclosure to the Company, provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 13.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions in this Agreement; (d) to attorneys, accountants and other professionals of such Member or its Affiliates who need to know such Confidential Information in order to perform services for such Member or Affiliate; and (e) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation. In the event of a disclosure required by Section 13.2(e), the Member shall provide to the Company (or in the case of Confidential Information of a Member, such Member) prompt notice of any such requirement to enable the Company or such Member to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such Confidential Information so required to be disclosed. Notwithstanding the prior sentence, no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Member or this Agreement or if notifying the Company or such Member in advance of such disclosure is prohibited by applicable law. For purposes of this Section 13.2, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than the Company or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers, (y) is disclosed to the public or is available in the public domain or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Members.
Section 13.3    Fees and Expenses. From and after the Closing until the date on which the Class B Preferred Units and Class A Common Units held by Sponsor or its Permitted Transferees are redeemed in full hereunder, the Company shall reimburse Sponsor for all documented reasonable out-of-pocket third party costs, fees and expenses incurred by Sponsor from time to time in responding to any request for approval under this Agreement, monitoring or enforcing its rights under this Agreement and/or amending this Agreement, except to the extent such costs, fees or expenses relate to litigation matters solely between the Parties that do not arise out of or relate to a restructuring of the Company, CREH or any of their Affiliates. Other than to the extent arising from litigation matters for which the Company has a reimbursement obligation under this Section 13.3 (which shall not be subject to a cap), the Company’s obligation to reimburse Sponsor for such costs and expenses shall not exceed $75,000 in the aggregate in any Fiscal Year without the consent of CREH.
Section 13.4    Amendments. Except for amendments authorized by Section 3.1(b) or permitted by Section 5.10, this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a unanimous written instrument signed by: (a) the Members holding a majority of the Class A Common Units; (b) the Members holding a majority of the Class B Preferred Units; and (c) the Members holding a majority of the Class C Common Units. Notwithstanding the foregoing, any amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (x) such Member relative to the rights of other Members in respect of Units of the same class or series be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class or (y) a class or series of Common Units relative to the rights of another class or series of Common Units shall be effective only with the consent of the Members holding a majority of the Units in that class or series.

Section 13.5    Remedies. Each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.
Section 13.6    Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.
Section 13.7    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction. Should any ruling or illegality, invalidity or unenforceability be obtained, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. In addition, if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.
Section 13.8    Counterparts; Binding Agreement. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.
Section 13.9    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates. No creditor of the Company or any of its Affiliates may, as a result of making a loan to the Company or any of its Affiliates, acquire at any time any direct or indirect interest in the Company’s Profits, Losses, Distributions, capital or property, other than as a secured creditor (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor). For the purposes of clarity, this Section 13.9 shall not be construed to derogate from the rights of the Class B Preferred Members under this Agreement.

Section 13.10    No Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 13.11    Further Action. The Parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 13.12    No Offset Against Amounts Payable. No amounts that any Member or any of its Affiliates or related Person owes or is alleged to owe to the Company or any of its Subsidiaries may be offset or deducted against any payments owed by the Company or its Subsidiaries.
Section 13.13    Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein are intended by the Members as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter, including the Original LLC Agreement. Each of the Members acknowledges and agrees that in executing this Agreement the intent of the Parties in this Agreement and the other Transaction Documents shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby. On behalf of itself and each of its Affiliates, each Party waives any claim or defense based upon the characterization that this Agreement and the other Transaction Documents are anything other than a true single agreement relating to such matters. Each Party further acknowledges and agrees that the matters set forth in this Section 13.13 constitute a material inducement to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each of the Members stipulates and agrees: (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Transaction Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements; (ii) this Agreement and the other Transaction Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any Party; and(iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 13.13.
Section 13.14    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 13.15.
Section 13.15    Consent to Jurisdiction; Waiver of Trial by Jury.
(a)    Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of

Delaware, and any appellate court from thereof, in any action or proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto. Each of the Parties hereby irrevocably and unconditionally agrees: (i) not to commence any such action or proceeding except in such courts; and (ii) that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware. Each of the Parties also agrees to waive to the fullest extent it may legally and effectively do so: (i) any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware; and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each Member and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by applicable law.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 13.16    Construction; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.
Section 13.17    No Third Party Beneficiaries. Except as set forth in Section 13.19, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Section 6.1, the Indemnitees. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.
Section 13.18    Time is of the Essence. Time is of the essence in the performance of all obligations under this Agreement.
Section 13.19    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member agrees and acknowledges that no Persons other than the Members shall have any obligation under this Agreement. Each Party to this Agreement further acknowledges and agrees that it has no rights of recovery whether under this Agreement or under any documents, agreements, or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith. The prohibition against recovery set forth in this Section 13.19 shall have equal application to any and all claims against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members. The prohibition set forth in this Section 13.19 shall apply to any and all claims, whether such claims sound in tort, contract or otherwise. This prohibition shall apply whether such claims are asserted by attempting to pierce the corporate veil, or through a claim brought by or on behalf of such Party against such Persons and whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The Parties to this Agreement further expressly agree and acknowledge that no personal liability whatsoever shall attach to or be incurred by any of the Persons or other entities referenced in this Section for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

ELK HILLS POWER, LLC

By:	/s/ Shawn M. Kerns
Name:	Shawn M. Kerns
Title:	President

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Shawn M. Kerns
Name:	Shawn M. Kerns
Title:	Executive Vice President – Corporate Development

ECR CORPORATE HOLDINGS L.P.

By:	/s/ Nathan Walton
Name:	Nathan Walton
Title:	Chairman of the Board

Signature Page to the Second Amended and Restated Limited Liability Company Agreement of Elk Hills Power, LLC